UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Regis Corporation
(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 18, 2016

TO THE SHAREHOLDERS OF REGIS CORPORATION:

The Annual Meeting of the Shareholders (the “Annual Meeting”) of Regis Corporation (referred to as “we,” “us,” “our,” “Regis” and the “Company”) will be held at our executive offices located at 7201 Metro Boulevard, Edina, Minnesota 55439, on October 18, 2016 commencing at 9:00 a.m., for the following purposes:

1.	To elect the eight directors listed in the proxy statement to serve for a one-year term and until their successors are elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers (referred to as the “Say-on-Pay” proposal);

3.	To approve our 2016 long-term incentive compensation plan, including the reservation of 3,500,000 shares thereunder;

4.	To approve the amendment and restatement of our employee stock purchase plan to, among other things, increase the total number of shares available for issuance from 3,550,000 to 4,550,000;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017; and

6.	To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on August 24, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting in person, please submit your proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you requested a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided with your proxy card. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the record holder that you must follow in order for your shares to be voted. If you plan to attend the Annual Meeting and hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification in order to attend the Annual Meeting. If you hold your shares through a bank or broker and intend to vote your shares at the Annual Meeting, you will need to provide a legal proxy from your broker.

By Order of the Board of Directors

Eric A. Bakken
Secretary
September 6, 2016

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 18, 2016

This Proxy Statement is furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the “Company”), in connection with the solicitation on behalf of our Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders to be held on October 18, 2016 (the “Annual Meeting”), and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The address of our principal executive office is 7201 Metro Boulevard, Edina, Minnesota 55439.

Availability of Proxy Materials

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making our proxy materials, which include our Notice and Proxy Statement and Annual Report on Form 10-K, available to our shareholders over the Internet. We believe that this e-proxy process expedites our shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of the Annual Meeting. In accordance with such SEC rules, we will send shareholders of record as of the close of business on August 24, 2016 a Notice of Internet Availability of Proxy Materials (the “Notice”), which mailing will commence on or about September 6, 2016. The Notice contains instructions on how shareholders can access our proxy materials and vote their shares over the Internet. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions for requesting such materials included in the Notice.

Solicitation and Revocation of Proxies

In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax, email, Internet or other electronic means by our directors, officers and regular employees who will not be additionally compensated for any such services. Proxies may also be solicited by means of press releases and other public statements.

We will pay all solicitation expenses in connection with the Notice and this Proxy Statement and any related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing such material.

Proxies to vote at the Annual Meeting are solicited on behalf of the Board. Any shareholder giving a proxy may revoke it at any time before it is exercised by attending the Annual Meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to our Secretary at the address set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the specifications indicated thereon.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name,” i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors and the Say-on-Pay proposal. Accordingly, we urge you to promptly give instructions to your custodian to vote on these matters by following the instructions provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

VOTING RIGHTS AND REQUIREMENTS

Only shareholders of record as of the close of business on August 24, 2016 will be entitled to sign proxies or to vote. On that date, there were 46,154,722 shares issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote. A majority of the outstanding shares present in person or by proxy at the Annual Meeting is required to transact business, and constitutes a quorum for voting on items at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being present at the Annual Meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. A “broker non-vote” is a proxy submitted by a bank, broker or other custodian that does not indicate a vote for some of the proposals because the broker does not have or does not exercise discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on those proposals.

Vote Required

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommen-dation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Election of the eight director nominees listed in this Proxy Statement	Majority of votes cast-”FOR” must exceed “AGAINST” votes(3)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2: Advisory “Say-on-Pay” vote	Majority of votes cast-”FOR” must exceed “AGAINST” votes(4)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 3: Approval of our 2016 long-term incentive plan, including the reservation of 3,500,000 shares thereunder
Majority of votes present in person or by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting
		“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	“AGAINST”
Item 4: Approval of the amendment and restatement of our employee stock purchase plan to, among other things, increase the total number of shares available for issuance from 3,550,000 to 4,550,000
Majority of votes present in person or by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting
		“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	“AGAINST”
Item 5: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017
Majority of votes present in person or by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting
		“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”

(1)	If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.

(2)
A broker non-vote will not count as a vote for or against a director or the Say-on-Pay vote. For Items 3, 4 and 5, a broker non-vote will have no effect unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve the item, then a broker non-vote will have the same effect as a vote “AGAINST.”

(3)
In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Corporate Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the election. The nominee who tendered his or her resignation will not participate in the Board decisions. Cumulative voting in the election of directors is not permitted.

(4)
The advisory Say-on-Pay vote is not binding on us; however, we will consider the shareholders to have approved the compensation of our named executive officers if the number of votes cast “FOR” the proposal exceed the number of shares voted “AGAINST” the proposal.

ITEM 1
ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting, each to hold office for one year until the 2017 annual meeting of shareholders and until their successors are elected and qualified. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the eight persons named below for election as directors. All of the Board’s nominees are currently directors of Regis and each nominee has consented to serve if elected.

Unless authority to vote is withheld, proxies submitted will be voted for the election of the Board’s nominees named herein as directors of Regis. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If the Nominating and Corporate Governance Committee designates any substitute nominees, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules. The director nominees are:

	Age	Director Since	Independent Director/Nominee
Daniel G. Beltzman	41	2012	✓
David J. Grissen	59	2013	✓
Daniel J. Hanrahan	59	2012
Mark S. Light	54	2013	✓
Michael J. Merriman	60	2011	✓
M. Ann Rhoades	71	2015	✓
Stephen E. Watson	71	2008	✓ Chair
David P. Williams	55	2011	✓

	Principal Position	Other Public Company Directorships
Daniel G. Beltzman	General Partner, Birch Run Capital Advisors, LP	Walter Investment Management Corp. (since December 2015)
Mr. Beltzman founded Birch Run Capital Advisors, LP (“Birch Run”), a financial investment advisory firm, and has served as its General Partner since May 2006. Prior to managing investments, Mr. Beltzman worked at both Deutsche Bank Securities, Inc. and Bank of America Securities, LLC focusing on equity research and mergers and acquisitions. Thereafter, he founded an entrepreneurial venture that provided services to help European builders more efficiently manage their supply chains. Mr. Beltzman also worked with a boutique investment firm that specializes in joint venture equity and mezzanine debt for real estate ventures. Mr. Beltzman has spent the last thirteen years as an investor and manager of Birch Run and its predecessors, during which time he has studied the business models of many public companies, and developed a specific expertise in capital allocation.

Mr. Beltzman’s financial experience and expertise, as well as his perspective as a significant shareholder of the Company, contribute valuable insights to the Board.

	Principal Position	Other Public Company Directorships
David J. Grissen	Group President of Marriott International, Inc.	-
Mr. Grissen has served as Group President of Marriott International, Inc., a global operator of hotels and related lodging facilities, since 2013. During his 29 years of experience with Marriott, he has held various positions, including Group President, Americas; President, Americas; Executive Vice President of the Eastern Region; Senior Vice President of the Mid-Atlantic Region and Senior Vice President of Finance and Business Development. He has had responsibility for the financial management and leadership of all the Americas’ lodging operations, comprising more than 3,400 hotels and a work force of 100,000 associates, including responsibility for sales and marketing, revenue management, human resources, engineering, room operations, food and beverage/retail/spa, information resources and development. Mr. Grissen was a director of Good Times Restaurants Inc. from 2005 to 2010.

Mr. Grissen’s experience leading a complex service organization that includes both franchised and owned operations contributes valuable perspectives to the Board. The Board believes that Mr. Grissen’s experience building marketing platforms for multiple portfolio brands, and his experience in acquisitions and integration, help him guide the Company as it focuses on improving the guest experience through each of its brands.

	Principal Position	Other Public Company Directorships
Daniel J. Hanrahan	President and Chief Executive Officer, Regis Corporation	Cedar Fair, L.P. (since 2012)
Mr. Hanrahan is the President and Chief Executive Officer of the Company, which positions he has held since August 2012. Prior to joining the Company, he served as President of Celebrity Cruises at Royal Caribbean Cruises Ltd., a global cruise vacation company, since February 2005, and as its President and Chief Executive Officer since September 2007. Mr. Hanrahan served as President and Chief Executive Officer of Azamara Cruises at Royal Caribbean from February 2005 to July 2009. From 1999 until February 2005, Mr. Hanrahan served in a variety of positions with the Royal Caribbean International brand, including Senior Vice President, Sales and Marketing.

The Board believes that Mr. Hanrahan should continue to serve as a director because as Chief Executive Officer of the Company, he shares responsibility with the Board for guiding the direction of the Company, and he has a deep understanding of the Company’s operations, strategy, results of operations and financial condition, as well as issues affecting the Company’s industry. Mr. Hanrahan’s prior operational background and his extensive experience across a wide spectrum of consumer-facing brands enable him to provide important insights to the Board related to the Company’s strategy to improve the salon experience.

	Principal Position	Other Public Company Directorships
Mark S. Light	Chief Executive Officer and Director, Signet Jewelers Limited	Signet Jewelers Limited (since November 2014)
Signet Jewelers Limited is the world’s largest retailer of diamond jewelry. Signet operates approximately 3,625 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Mr. Light started in Signet’s US Division, Sterling Jewelers Inc. as a sales associate 38 years ago. He has progressed through various management positions to his current position, Signet Chief Executive Officer, to which he was appointed in November 2014, holding many titles along the way. These include Sterling Division President, Executive Vice President of Operations, President and Chief Operating Officer, President and Chief Executive Officer, and Signet Chief Operating Officer.

Mr. Light has brought his experience with a company having a business model similar to the Company’s, which is focused on customer loyalty and a high performing field sales group, to assist the Board in its efforts to improve the salon experience and the Company’s operational performance.

	Principal Position	Other Public Company Directorships
Michael J. Merriman	Operating Advisor, Resilience Capital Partners, LLC
Nordson Corporation (since 2008) (Audit Committee Chair)

OMNOVA Solutions Inc. (since 2008) (Presiding Director and Compensation Committee Chair)

Invacare Corporation (since May 2014) (Audit Committee Chair)

Mr. Merriman joined Resilience Capital Partners, LLC, a private equity firm, in 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co., a publicly held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes. Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings Corporation, a publicly held creator and manufacturer of innovative social expression products, from September 2005 until November 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co., a publicly held manufacturer and marketer of Dirt Devil vacuum cleaners, from 1995 until April 2004, was its Chief Financial Officer from 1992 to 1995 and served on the board of directors from 1993 to 2004. In addition to his current directorships listed above, Mr. Merriman served as a director of American Greetings Corporation from 2006 until it went private in August 2013 and as a director of RC2 Corporation, a publicly held manufacturer of pre-school toys and infant products, from 2004 until its sale in April 2011.

Mr. Merriman brings to the Board his financial acumen, his significant public accounting experience, his experience as a chief executive officer of other publicly traded companies, his service on boards of directors of other publicly traded companies and his retail experience. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant with Arthur Andersen & Co., which provides the Board with valuable expertise. In addition, the Board believes that his wide range of management experience at various public companies allows him to provide valuable insight into the Company’s operations as well as its interactions with investors and financial analysts.

	Principal Position	Other Public Company Directorships
M. Ann Rhoades	President, People Ink	-
Ms. Rhoades has served as the President of People Ink, Inc., a human resources consulting firm, since its inception in 1999. From 1999 through 2002, Ms. Rhoades served as JetBlue’s Executive Vice President, People. From 1995 to 1999, Ms. Rhoades was the Executive Vice President, Team Services for Promus Hotel/DoubleTree Hotels Corporation. From 1989 to 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines. Ms. Rhoades has served as a director of JetBlue Airways (2001 to May 2015), Restoration Hardware, Inc. (1999 to 2001 and 2005 to 2009), and P.F. Chang’s China Bistro, Inc. (2003 to 2012). Ms. Rhoades serves on the boards of the University of New Mexico Alumni Association, New Mexico Appleseed, Safer New Mexico Now and Nexphase Capital, a private equity firm.

Ms. Rhoades brings to our Board her deep experience as a leader and director in a variety of consumer-facing public companies. The Board believes her particular expertise in human resources helps us in our mission to make Regis the place where stylists can have successful and satisfying careers, which will drive great guest experiences and in turn, guests for life.

	Principal Position	Other Public Company Directorships
Stephen E. Watson	Retired Executive	Kohl's Corporation (since 2006) (Lead Director and Audit Committee Member) Chico’s FAS, Inc. (since Nov. 2010)
Mr. Watson was elected a director of Regis in April 2008, and became the Chairman of the Board on January 29, 2013. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry. From 1973 through 1996, Mr. Watson held various executive officer positions with Dayton Hudson Corporation, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. From 1997 until his retirement in 2002, Mr. Watson was President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities. In addition to his current directorships listed above, from 1997 through December 2005, Mr. Watson was a director of ShopKo Stores, Inc., an operator of general merchandise stores, and from 2004 through May 2007, Mr. Watson was a director of Smart & Final, Inc., an operator of grocery stores. He also served on the boards of Norwest Bank from 1990 to 1996, Target Corporation from 1991 to 1996, Retek Inc. from November 1999 to 2004 and Eddie Bauer Holdings, Inc. from 2005 to 2009.

Mr. Watson’s experience as the leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other retail-oriented public companies and his broad-based knowledge in the areas of retail operations, corporate finance, accounting, marketing and merchandise procurement, bring significant value to our Board. He also contributes a wealth of knowledge and experience of serving on the boards of several public retail companies where he has also served as an audit and governance committee chair.

	Principal Position	Other Public Company Directorships
David P. Williams	Executive Vice President and Chief Financial Officer, Chemed Corporation	-
Chemed Corporation is a provider, through its subsidiaries, of hospice care and repair and maintenance services, and Mr. Williams has served as its Chief Financial Officer since February 2004. From 1998 until 2004, Mr. Williams was the Senior Vice President and Chief Financial Officer of Chemed's Roto-Rooter Group subsidiary, a leading provider of commercial and residential plumbing and drain cleaning services. Prior to that, Mr. Williams was the Chief Financial Officer of Chemed’s Omnia Group subsidiary, a manufacturer of disposable healthcare products, and prior to that was Senior Vice President and Chief Financial Officer of Omnicare’s Veratex Group, a national distributor of disposable medical, dental and pharmaceutical products. Prior to joining Chemed, Mr. Williams was with Price Waterhouse in their Comprehensive Professional Services Group.

Mr. Williams’ depth of experience in various senior executive roles of public and private companies and his significant accounting and financial expertise enable him to provide meaningful contributions to the oversight of financial and accounting matters at the Company, and qualify him as an audit committee financial expert.

The Board unanimously recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve our corporate governance policies and practices over recent years. Below is a summary of the key corporate governance practices in effect at Regis:

Corporate Governance Practices

Corporate Governance Practice	Regis Policy

Board Independence and Leadership	All of our directors, other than our President and Chief Executive Officer, are independent, and we have an independent Chairman of the Board.

Board Refreshment and Shareholder Insight
Seven of our eight current directors joined the Board at or after the 2011 annual meeting of shareholders, and three of them were identified as candidates by, or in coordination with, our shareholders. In addition, we had a new director, Ms. Rhoades, elected at the 2015 annual meeting of shareholders.

Annual Election of Directors	All of our directors have one-year terms and stand for election each year.

Majority Voting Standard
In 2013, our Board and shareholders adopted a majority voting standard for the election of directors.  We also amended our Corporate Governance Guidelines to require incumbent directors who do not receive a majority vote to tender their resignation to the Board.

10% Threshold for Special Meetings	Shareholders holding 10% or more of Regis’s outstanding stock have the right to call a special meeting of shareholders.

Related Party Transactions
Our Board has adopted a Related Party Transaction Approval Policy requiring approval of all related party transactions where the amount involved exceeds $10,000 for the fiscal year. We did not have any related party transactions during fiscal 2016.

Director Stock Ownership
Under our Corporate Governance Guidelines, our directors are required to hold all common stock received as part of their compensation for service as a director until he or she ceases to be a member of the board. All of our directors own stock in the Company.

Executive Compensation Best Practices
Our key fiscal 2016 compensation practices and policies are described below in more detail under "Compensation Discussion and Analysis" (the "CD&A"), including:

- Focus on performance-based incentives;

- Meaningful stock ownership guidelines for executives;

- Independent compensation consultant;

- Annual say-on-pay vote;

- Prohibition on repricing without shareholder approval;

- Clawback policy applicable to all executive officers; and

- Prohibition on hedging transactions.

- Pledging allowed only with General Counsel approval.

Compensation Design Changes for Fiscal 2017
We subsequently adopted changes to our compensation program in response to shareholder feedback, which will apply beginning in fiscal year 2017, including:

- Increased the performance period for PSUs from one to three years;

- Established separate targets for long-term and short-term incentives; and

- Reviewed and revised our peer group, including removal of peers with significantly larger market cap and/or revenues who are not in our industry.

Shareholder Rights Plan	It is the Board’s intention to not renew the Company’s shareholder rights plan (sometimes called a “poison pill”) when it expires in December 2016.

Shareholders and other interested persons may view our Corporate Governance Guidelines on our website at www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Corporate Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our President and Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of business conduct and ethics” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics that are required to be disclosed under the rules of the SEC or under the listing standards of the NYSE, at the same location on our website.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee and the Board oversee the orientation and continuing education of our directors.

Director Independence

With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, no director or director nominee may be deemed independent if the director or director nominee has in the past three years:

•	Received (or whose immediate family member has received) more than $120,000 per year in direct compensation from us, other than director or committee fees;

•Been an employee of ours;

•Had an immediate family member who was an executive officer of ours;

•	Been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of Regis;

•
Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Regis; or

•
Is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director and director nominee, with the exception of Mr. Hanrahan, our President and Chief Executive Officer, is independent. The Board determined that the independence of Mr. Williams, Chief Financial Officer of the parent company of Roto-Rooter, and Mr. Grissen, Group President of Marriott International, Inc. is not impaired by the fact that the Company pays Roto-Rooter and Marriott for plumbing and hotel services. Accordingly, a supermajority of the Board is independent.

Communications with the Board

Shareholders and other interested parties who wish to contact the Board, any individual director or the non-management or independent directors as a group, are welcome to do so by writing to our Corporate Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

Executive Sessions of Non-Management and Independent Directors

In order to promote open discussion among non-management directors, the Board has implemented a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. Shareholders may communicate with the non-management directors as a group by following the procedures described above under “Communications with the Board.”

The independent Chairman of the Board presides over executive sessions of the independent and non-management directors. Shareholders may communicate with the presiding director or the independent and non-management directors as a group by following the procedures described above under “Communications with the Board.”

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The composition of these committees at fiscal year-end is set forth below.

__________________________________
C denotes Chair
* denotes Audit Committee Financial Expert

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under “Corporate Governance” on the “Investor Information” page. The charters are also available in printed form free of charge to any shareholder who requests them by writing to our

Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439. The charters include information regarding the committees’ composition, purpose and responsibilities.

Audit Committee

The Audit Committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy and legal and regulatory requirements.

In carrying out these duties, the Audit Committee maintains free and open communication between the Board, the independent auditor and our management. The Audit Committee meets with management and the independent auditor at least quarterly, generally prior to our earnings releases to discuss the results of the independent auditor’s quarterly reviews and fiscal year-end audit.

The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, the Board has determined that David Williams, who is an independent director, is an audit committee financial expert for purposes of the SEC rules and possesses accounting or related financial management expertise required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committees of more than three public companies.

Compensation Committee

The primary responsibilities of the Compensation Committee are (i) to determine and approve, or make recommendations to the Board with respect to, the compensation and benefits packages of the executive officers; and (ii) to consider and recommend incentive compensation and equity-based plans. Additional information about the responsibilities of the Compensation Committee is provided below under “Executive Compensation—Compensation Discussion and Analysis.” The Board has determined that all members of the Compensation Committee also meet the NYSE definition of independence applicable to Compensation Committee members.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee discharges the Board’s responsibilities related to general corporate governance, including Board organization and membership and evaluation. It monitors Board education and orientation of new directors, and manages the annual CEO evaluation. In addition, the Nominating and Corporate Governance Committee assists the Board in the development of and compliance with the Company’s Corporate Governance Guidelines. It also reviews and resolves any director conflicts of interest and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see “Director Nomination Process” below.

Board’s Role in Risk Oversight

One of the key responsibilities of the Board is to develop a strategic direction for the Company and provide management oversight for the execution of that strategy. The Board regularly reviews information regarding our financial, strategic and operational issues, as well as the risks associated with each. While the Board has overall responsibility for risk management, each of the Board committees has supporting responsibility for risk management and makes periodic updates to the full Board. Their specific areas of responsibility are:

•
The Audit Committee discusses and approves policies with respect to risk assessment and risk management.  Throughout the year, its agendas include discussions of the Company’s enterprise risk management program and top risks. The Audit Committee oversees the management of financial risks and monitors management’s responsibility to identify, assess and manage risks.

•	The Compensation Committee is responsible for overseeing our executive compensation programs and reviewing risks relating to our overall compensation plans and arrangements.

•
The Nominating and Corporate Governance Committee manages risks associated with potential conflicts of interest pursuant to our Code of Ethics and reviews governance and compliance issues with a view to managing associated risks.

While each committee is responsible for regularly reviewing, evaluating and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from our Chief Financial Officer, General Counsel, Executive and Senior Vice Presidents and other Company officers and personnel with roles in managing risks. The Compensation Committee is also advised by its compensation consultant, Willis Towers Watson, which annually reviews the risk relating to the Company's compensation practices. Our leadership team regularly meets with our General Counsel and head of Internal Audit to discuss and evaluate risk management. Our General Counsel and head of Internal Audit then present their findings for a robust discussion with the Audit Committee and, when appropriate, the Board.

Board Leadership

Since fiscal 2012, our board leadership structure has had separate positions for the Chief Executive Officer and Chairman of the Board. Daniel Hanrahan is currently the Chief Executive Officer of the Company and Stephen Watson is currently the independent Chairman of the Board. The Board believes that having an independent Chairman is an appropriate governance practice to ensure independent Board leadership and is an appropriate leadership structure for our company at this time.

Board Meetings and Attendance

The Board held five meetings during the fiscal year ended June 30, 2016. Each of the then-serving directors attended, in person or by teleconference, at least 75% of the meetings of both the Board and Board committees on which he served. Our Board does not have a formal policy relating to Board member attendance at annual meetings of shareholders; however, our directors are encouraged to attend the meeting each year. At the 2016 annual meeting of shareholders, all but one of the directors and director nominees attended.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board.

Generally, in order to be considered for nomination, a candidate must have:

•	High professional and personal ethics and values;

•	A strong record of significant leadership and meaningful accomplishments in his or her field;

•	Broad experience;

•	The ability to think strategically;

•	Sufficient time to carry out the duties of Board membership; and

•	A commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board, with due consideration of the requirement of our Corporate Governance Guidelines and NYSE and SEC regulations that at least a majority of the board consist of independent directors. In addition, when considering nominees to the Board and in evaluating the composition of the Board as a whole, the Nominating and Corporate Governance Committee considers the value of diversity. Although we do not have a specific policy on diversity, the Nominating and Corporate Governance Committee considers diversity of gender, race, national origin and executive or professional experience, including skills such as an understanding of the retail industry, the hair-care market, finance, accounting, marketing, technology and international experience, when considering nominees. The Company believes that the principal qualification of a prospective director is the ability to act effectively on behalf of all shareholders.

All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chairperson of the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This CD&A describes the basic objectives, principles, decisions and rationale underlying our compensation policies as well as the material elements of the compensation of our executive officers identified below (the “Named Executive Officers” or “NEOs”) for fiscal 2016:

Name	Title	Period of Employment
Daniel J. Hanrahan	President and Chief Executive Officer ("CEO")	August 2012-present
Steven M. Spiegel	Executive Vice President and Chief Financial Officer	December 2012-present
Eric A. Bakken	Executive Vice President, Chief Administrative Officer, Corporate Secretary and General Counsel	January 1994-present
Jim B. Lain	Executive Vice President and Chief Operating Officer	November 2013-present
Heather L. Passe	Senior Vice President, Chief Marketing Officer	July 2012-present

This CD&A is organized into the following sections and should be read in conjunction with the detailed compensation tables beginning on page 27.

Pages

Section 1: Executive summary. Provides an overview of our Company, context to our compensation program, and a summary of 2016 business performance and compensation outcomes.	14-16

Section 2: How we design executive pay. Outlines our compensation philosophy, our engagement with shareholders and changes made after the 2015 say-on-pay vote, development and uses of the peer group and the roles of the Compensation Committee, compensation consultant and executive officers in the setting of the program.
16-19

Section 3: Elements of the executive compensation program in Fiscal 2016. Details each element in our program this year, including applicable performance metrics.	19-23

Section 4: Governance policies and additional compensation-related items. Discusses the policies that support our compensation philosophy, including stock ownership guidelines and post-employment compensation policies, among other topics.
24-26

Section 1: Executive Summary

Regis Corporation owns, franchises and operates beauty salons under trade names including SmartStyle, Supercuts, MasterCuts, Regis Salons and Cost Cutters. At June 30, 2016, we owned, franchised or held ownership interests in 9,483 salon locations, primarily in the U.S., Canada, Puerto Rico and the United Kingdom.

When designing the executive compensation programs and amounts, the Compensation Committee applies a two-pronged compensation philosophy:

1.	Pay for performance, aligning executive compensation with shareholder interests

2.	Provide a target total direct compensation opportunity that is generally at the market median in order to attract, retain and engage key executive talent.

The executive leadership team has led transformational changes in the business. In fiscal 2016, we achieved positive same-store sales for the first time since 2007, and generated full-year same store sales comps averaging 0.2% compared to a decline of 0.3% in fiscal 2015 and a 4.8% decline in fiscal 2014. We also grew Adjusted EBITDA by $3.8 million year over year, reflecting continued efforts to control costs while improving operations.

Transforming a culture comprised of 45,000 stylists, 1,000 field leaders and 7,000 salons requires strong execution, an ongoing commitment and time. Consequently, as our company moves forward through transformational initiatives, our improvement is unlikely to be linear. Furthermore, it is key to our success to retain our top stylists, field leadership, and executive leadership.

All of these factors contributed to the Compensation Committee’s decision-making for Fiscal 2016, which:

•
Incentivized management to both create shareholder value and return excess capital to our shareholders, by setting challenging performance expectations for fiscal 2016 for same store sales and cash flow per share; and

•
Delivered executive pay opportunities primarily through performance-based elements of pay; for instance, approximately 80% of Mr. Hanrahan’s compensation is tied to our company’s performance, with over 50% denominated as equity, to emphasize ownership and long-term shareholder alignment.

Our financial and stock price performance in fiscal 2016 resulted in CEO compensation that was 13% above the target value established by the Committee, which reflects our pay for performance orientation. In addition, the compensation paid to our CEO over the most recent three years approximates the median of relevant industry competitors, which is aligned with our near-median performance on three-year total shareholder return (TSR). The following graph shows our pay for performance alignment relative to a 17-company comparator group, developed based on industry, revenue and market capitalization characteristics, consistent with how a leading proxy advisory firm evaluates us.  Our revenue is just below the median of these companies, and our market capitalization is at the 13th percentile. The graph presents data for the comparator companies as of their last fiscal year disclosed prior to July 2016 and for our company as of the end of our fiscal 2016.
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* Actual pay considers the payout of 123.8% of target on the annual incentive and PSU plans. Actual long-term incentive values are based off of the fiscal year-end stock price of $12.45.

Regis Corp.: Pay for Performance
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To continue to support our compensation philosophy and encourage ongoing shareholder alignment in a performance-based manner, the Committee made significant changes to our compensation program for fiscal 2017. These changes respond to the perspectives of our shareholders as well as select proxy advisory firm comments relative to our historical design that were raised in connection with our fiscal 2016 say-on-pay vote. These changes as detailed below under "Shareholder Engagement."

Section 2: How We Design Executive Pay

Shareholder Engagement

The Compensation Committee (also called the "Committee" in this CD&A), the Board and executive leadership are committed to considering the perspectives of our shareholders on all aspects of our business, including executive compensation.

In October 2015, 62.5% of the votes cast were in favor of the non-binding resolution approving our executive compensation, commonly known as say-on-pay. While this vote represented majority shareholder support, it is much lower than the results of the annual say-on-pay votes in 2013 and 2014, which were 97% and 99%, respectively, and below what our Committee deems acceptable.

During fall 2015, management and some of our directors, in particular the Chair of the Compensation Committee, Michael Merriman, reached out to our ten largest shareholders, which together owned approximately 64% of our common stock, and had meaningful conversations with holders of approximately 56% of our common stock, to discuss their views on our compensation program. Based on their feedback, as well as the issues raised by the proxy advisory firms in connection with our 2015 annual meeting, the Committee undertook a full review of our executive compensation program during fiscal 2016, assisted by its independent compensation consultant, and made significant changes in program design:

Issue Raised in connection with 2016 Annual Meeting	Actions Taken
One-year performance period for PSUs is not long-term	The Committee increased the performance period for PSUs from one year to three years, effective for fiscal 2017 compensation.

Use of the same performance metrics, targets and weightings for the Short-Term and Long-Term Plans
Effective for fiscal 2017 compensation, the Committee established separate metrics, targets and weightings. Specifically, the fiscal 2017 AIC (Short-Term) awards have a one-year performance period and payout is based on Company performance against cash flow per share (weighted 70%) and same-store sales (weighted 30%), as in fiscal 2016. The fiscal 2017 PSUs, however, are based on the Company's three-year cumulative pre-tax adjusted EPS performance, and will constitute 60% of the value of equity awards for fiscal 2017, with the remaining 40% in RSUs.

Peer group includes too many larger peers
In August 2017, the Committee reviewed and revised the Company’s peer group, including removal of all three former peers with significantly higher revenues and/or market cap that are not in Regis’ industry and inclusion of two new peers used by both leading proxy advisory firms in their fiscal 2016 reports.

Supplemental equity awards to CEO made in fiscal 2015 and retention awards to other NEOs for fiscal 2014	No special awards were made for fiscal 2016.

Adjustments made for compensation purposes to Adjusted EBITDA and CAPEX made it difficult to ascertain the rigor of the goals	A table detailing the adjustments from GAAP net income to Adjusted EBITDA for compensation purposes is attached to this proxy statement as Schedule A.

Note that these changes apply to fiscal 2017 compensation, as the design and performance goals for fiscal 2016 compensation had already been determined by the Committee; therefore, these design changes are not reflected in the remainder of this CD&A nor in the Summary Compensation Table and other tables that follow.

Our Committee and Board remain committed to engaging with our shareholders to discuss our executive compensation programs, seeking shareholder input and improving the ability of our compensation programs to motivate our executives to drive long-term shareholder returns.

Compensation Philosophy

The Committee has adopted a compensation philosophy that centers on the following guiding principles:

•	Generally target total direct compensation at the market median, with the following considerations:

•
Achieving our desired competitive position will occur over time and will consider not only the total program value, but also the reward vehicles that are used (i.e., performance-based incentives versus fixed benefits).

•
Moving toward the market median will consider our size and performance relative to peers (noted below) to ensure that targeted compensation is appropriately calibrated and that realizable compensation is consistent with absolute and relative performance.

•	Align with shareholder interests by designing a compensation portfolio that pays for performance.

•
Specifically, for fiscal 2016, the Committee incentivized management to drive increases in cash flow per share, as we believe increasing cash flow per share is a leading indicator for eventual stock price appreciation. It also tied compensation to increases in same-store sales.

•
In fiscal 2016, long-term incentives were made up of three components (40% performance share units, 40% stock appreciation rights, and 20% restricted stock units), a combination that incentivizes stock ownership, aligns management and shareholders and minimizes the use of strictly time-based awards to emphasize performance.

•
For fiscal 2017, the Committee continued the use of cash flow per share and same-store sales in the annual incentive plan, and adjusted the design of the long-term incentives as set forth under "Shareholder Engagement," pursuant to this overarching philosophy.

•	Maintain a minimal value of benefits and perquisites that is consistent with the market.

As discussed in detail under "Shareholder Engagement," the Committee reviewed the executive compensation program and made changes that are effective for fiscal 2017. The Committee also recognizes the need to remain flexible to address particular circumstances as they arise so that we can remain competitive in retaining talent and incentivize executives to achieve our current strategic objectives.

Review of External Market Data

In setting executive compensation for fiscal 2016 that aligned with our compensation philosophy, the Committee considered the practices in the external market. The market was defined by the Committee to be:

•	A peer group consisting of 17 companies; and

•	Other relevant broad retail industry data.

The Committee first selected the companies below as our peer group (the “Peer Group”) in fiscal 2013, based on the following criteria:

•	Companies in similar industries, particularly those operating in specialty retail with a high service emphasis and with franchise operations; and

•
Companies with comparable annual revenues at that time, generally at one-half to two and one-half times Regis’ revenues, such that Regis’ revenues, gross profit and number of employees were above the median of the peer group in each of those areas.

In fiscal 2016, as in 2015 and 2014, the Committee determined to use the same Peer Group, finding that these companies continued to serve as a reasonable comparison to the Company. Keurig Green Mountain, Inc. was removed from the peer group after it went private in March 2016.

Advance Auto Parts, Inc.	Fossil Group, Inc.*	Revlon, Inc.
Boyd Gaming Corp.	Fred’s, Inc.	Sally Beauty Holdings, Inc.
Brinker International, Inc.	H&R Block, Inc.	Service Corporation International
Outerwall, Inc.	Jack in the Box, Inc.	The Cheesecake Factory, Inc.
Cracker Barrel Old Country Store	Panera Bread Co.	Ulta Salon, Cosmetics & Fragrance, Inc.
DineEquity, Inc.	Penn National Gaming, Inc.
 *Note that Fossil Group, Inc. is excluded for purposes of benchmarking Chief Executive Officer compensation because its chief executive officer does not receive any annual compensation.

The Peer Group data served as the primary comparison for the Chief Executive Officer and Chief Financial Officer positions, and the data from other survey sources were the primary comparison for the other executive officer positions as aligning comparable job titles for the broader group is difficult to do among the more limited data available from the Peer Group. The broader retail market data were from multiple survey sources including Towers Watson Compensation DataBank-Retail Industry; Towers Watson Compensation Survey Report-Retail Industry; Mercer Retail Industry Survey; and the Hay Group Retail Executive Survey. Data from these broader sources were adjusted to Regis’ revenue size.

For fiscal 2017, the Committee has approved a revised peer group, as discussed above under "Shareholder Engagement."

Role of the Compensation Committee

The Committee is charged with developing and administering the base salary, annual and long-term incentives, and benefit programs for our executive officers. Our annual incentive program is typically referred to as our “bonus” program and it is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. In developing our compensation programs, a basic objective for the Committee was that the total compensation awarded to the NEOs be fair, reasonable and competitive in relation to the median compensation for similar positions within our Peer Group, as identified above, as well as in the broader retail market. This objective is consistent with our executive pay philosophy.

The primary purpose of the Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers. Accordingly, the primary duties and responsibilities of the Committee are:

•	to determine and approve, or make recommendations to the Board with respect to, the compensation of all executive officers; and

•	to consider and recommend the structure of, and changes to, our incentive compensation, equity-based plans and benefit programs.

Role of Executive Officers in Compensation Decisions

The Committee believes that in order for our executive compensation programs to be effective, management must have an opportunity to provide input. Committee meetings during fiscal 2016 were regularly attended by our Chief Executive Officer; Executive Vice President, Chief Administrative Officer, Corporate Secretary and General Counsel; Senior Vice President, Chief Human Resources Officer; and other executives as needed. In particular, our Chief Executive Officer has an opportunity to present materials and discuss management’s views regarding compensation issues. Our Chief Executive Officer furnishes his input to the Committee on the compensation of the Company’s executive officers, including the other NEOs, and he may be present during deliberations and voting on the other executives’ compensation. However, our Chief Executive Officer was not present during deliberations and voting regarding his own compensation or during other executive sessions of the Committee.

Role of the Independent Compensation Consultant

The Committee has engaged Willis Towers Watson (formerly known as Towers Watson) as an independent consulting firm to provide executive compensation consulting services to the Committee. The Committee has assessed Willis Towers Watson’s independence pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee.

In advising the Committee, Willis Towers Watson prepares competitive pay analyses regarding both the Peer Group and the broader retail market for the elements of annual compensation, and provides information on the performance of our business compared to the Peer Group. Based on these analyses, Willis Towers Watson advised the Committee on the level and design of the annual compensation programs for our executive officers. The Chairperson of the Committee worked directly with Willis Towers Watson to determine the scope of the work needed to assist the Committee in its decision-making processes. Willis Towers Watson worked with management, at the direction of the Committee, to fully understand the future business direction and the historical, current and desired future direction of our pay policies and practices, as well as to facilitate the development of our compensation strategies, including the approach to determining compensation levels.

Section 3: Elements of the Executive Compensation Program in Fiscal 2016

Total Direct Compensation for Fiscal 2016

While the Committee has established overall compensation and benefits programs for our NEOs that are intended to work in accordance with our stated philosophy, individual elements of our compensation packages are designed for different purposes within that philosophy. The elements of compensation for our NEOs were:

Element	Description	Why we include this component
Base Salary	Short-term fixed cash compensation	Provide a base level of compensation for executive talent
Annual Non-Equity Cash Incentive ("Bonus")	Short-term variable cash compensation, based on corporate performance against annually established metrics	Motivate executives to meet and exceed objectives in consideration of our annual strategic plan
Long-Term Incentive Compensation	Long-term variable equity compensation, including performance units, stock appreciation rights and restricted stock units	Provide market-competitive equity-based compensation opportunities, enhancing executive retention while aligning interests of executives and shareholders

Target Compensation Mix for Fiscal 2016

The Committee established the mix of base salary and incentive compensation by referencing market practices for total direct compensation and for each element, subject to adjustments in the Committee’s discretion based on company-wide and individual performance factors. In developing the total direct compensation package for an NEO, the Committee considered the internal relationship of pay across all executive positions. To tie compensation to performance, the Committee structured annual non-equity incentive compensation and the performance-based element of long-term incentive compensation in a manner that provided the opportunity to earn above market compensation for results above target, and below market compensation when the target is not achieved. Target total direct compensation for the NEOs was flat for fiscal 2016 compared to fiscal 2015 for our CEO, and increased slightly for our other NEOs on average.

Base Salary Decisions for Fiscal 2016

For fiscal 2016, base salaries remained flat with fiscal 2015 base salaries. The base salaries paid in fiscal 2016 to each of our NEOs are shown under the “Salary” column of the Summary Compensation Table. Base salary has been generally flat for our NEOs since fiscal 2013.

Annual Incentive Decisions for Fiscal 2016

Annual non-equity incentive compensation (“AIC”) for our NEOs is determined each year under our Short Term Incentive Plan (the “Short Term Plan”). The AIC earned by our NEOs for fiscal 2016 is reported under the Non-Equity Incentive Plan column of the Summary Compensation Table. AIC amounts are governed by the Short Term Plan and the AIC performance criteria and payout levels are set each year by the Committee, in accordance with the terms of the Short Term Plan. The target AIC amounts are a percentage of base salary, as follows:

	Target AIC (as a Percentage of Salary)	Target AIC ($)
Daniel J. Hanrahan	125%	$1,062,500
Steven M. Spiegel	60%	$240,000
Eric A. Bakken	60%	$270,000
Jim B. Lain	60%	$240,000
Heather L. Passe	50%	$180,000

Fiscal 2016 Target AIC for Mr. Spiegel, Mr. Bakken and Mr. Lain increased from 50% to 60%. The Committee made these increases to more closely align the compensation of these individuals with the median, consistent with our philosophy, but to do so by increasing performance-based pay rather than base salary.

Each year, the Committee evaluates our annual strategic plan to determine if the financial metrics are appropriate to measure achievement of our objectives and to motivate executives, and sets corresponding financial metrics to be included in the AIC awards. For fiscal 2016, the Committee established the following metrics:

Performance Measure	Weighting	Performance Goal		Award Multiplier
1. (Adjusted EBITDA - CAPEX) divided by Fully Diluted Outstanding Shares ("Cash Flow per Share")	70%	Maximum	$1.435 per share	200%
		Target	$1.104 per share	100%
		Threshold	$0.994 per share	50%

2. Same Store Sales (SSS) Percentage Change	30%	Maximum	5%	200%
		Target	2%	100%
		Threshold	0%	50%

In fiscal 2016, the Committee determined to use essentially the same performance measures as fiscal 2015, with significantly higher performance goals. The Committee set the minimum threshold for payouts on fiscal 2016 cash flow per share performance at $0.994 per share, which was above the fiscal 2015 actual result of $0.977. For same-store sales, the Committee similarly set a threshold target of 0% growth, above fiscal 2015's actual performance of a decrease of 0.3%.

Actual results for fiscal 2016 were:

Performance Measure	Weighting	FY2016 Performance	Award Multiplier
1. Cash Flow per Share	70%	128%	123.83%

2. Same Store Sales (SSS) Percentage Change	30%	0.2%

Actual AIC ($)
Daniel J. Hanrahan	$1,315,694
Steven M. Spiegel	$297,192
Eric A. Bakken	$334,341
Jim B. Lain	$297,192
Heather L. Passe	$222,894

In setting the metrics for fiscal 2016, the Committee defined Adjusted EBITDA as net income(loss) excluding interest expense, income taxes, depreciation and amortization, adjusted to exclude equity in income(loss) of affiliated companies, discontinued operations and identified discrete items impacting comparability for each respective period (i.e., expenses, charges, or favorable or unfavorable impacts of extraordinary, unusual, infrequent or non-recurring items and other similar items) including, for fiscal 2016, discrete items that arise during the course of the year, severance charges incurred in strategically reorganizing our teams in the field and position eliminations, tax charges or benefits arising from regulatory audits, unusual costs associated with labor or employment claims and issues, sales of divisions or businesses, impact of Affordable Care Act auto-enrollment, and any impacts associated with the potential rollout of our loyalty program. The Committee defined CAPEX as the purchase of tangible fixed assets held for use in the operation of the business, classified as property and equipment, including accruals of capital expenditures received but not paid for by the end of the fiscal year, reduced by certain tenant allowance receipts and cash proceeds from sales of property to franchisees (to the extent of our net carrying value in such property). Outstanding shares were defined as the number of fully diluted outstanding shares at the end of the performance period.

In applying these definitions, at the end of the performance period, the discrete items included those reflected in our reported Adjusted EBITDA results, which netted to a $1.0 million increase in Adjusted EBITDA compared to GAAP net income, as well as restructuring costs in the current year that provide for economic benefit in future years and costs incurred to remediate the Company’s material weakness, offset by the impact of foreign exchange, certain insurance proceeds, and other unusual and nonrecurring items, which netted to an additional $0.2 million in Adjusted EBITDA used for compensation purposes, all of which adjustments are detailed on Schedule A to this proxy statement. Also, during fiscal 2016, we repurchased 7.7 million shares for $101 million, thereby reducing fully diluted shares outstanding as of June 30, 2016.
Long-Term Incentive Decisions for Fiscal 2016

The Committee considers equity-based long-term incentive compensation (“LTI”) to be critical to the alignment of executive compensation with the creation of shareholder value. Therefore, LTI represents more than half of Mr. Hanrahan's compensation at target, and 38% of the other NEOs' compensation, on average. The Committee set the value of LTI awards to our NEOs for fiscal 2016 as follows:

Target Value of Long-Term Incentive
Daniel J. Hanrahan	$2,250,000
Steven M. Spiegel	$400,000
Eric A. Bakken	$400,000
Jim B. Lain	$350,000
Heather L. Passe	$400,000

The value of target LTI awards in fiscal 2016 was flat with fiscal 2015, and has been flat for our NEOs since 2013. Target LTI was split among three equity vehicles; the Committee chose this mix to incentivize management to achieve company performance goals, align management with shareholder interests, and promote retention:

40% Performance Stock Units (PSUs)	40% Stock Appreciation Rights (SARs)	20% Restricted Stock Units

Our long-term equity incentive compensation awards are granted pursuant to our Long-Term Plan. For our equity awards, the grant date for the awards is the date the grant becomes effective. The exercise price of any stock option or stock appreciation right grant is the closing price of a share of our common stock on the grant date. The terms of these awards are described in more detail below in the narrative accompanying the Grants of Plan-Based Awards in 2016 table.

Upon grant, LTI awards to our NEOs for fiscal 2016 were as follows:

	40% Performance Units (#)	40% SARs (#)	20% Restricted Stock Units (#)	Total Value (at Target) ($)
Daniel J. Hanrahan (1)	116,834	152,000	41,512	2,250,000
Steven M. Spiegel	14,760	45,584	7,380	400,000
Eric A. Bakken	14,760	45,584	7,380	400,000
Jim B. Lain	12,915	39,886	6,457	350,000
Heather L. Passe	14,760	45,584	7,380	400,000
 (1)    Under the Long-Term Plan, a maximum of 800,000 shares underlying options and SARs may be granted to an individual as qualified performance-based compensation, calculated on a rolling three-year basis (the "SAR Limit"). In fiscal 2016, the Committee provided that any SARs that would otherwise exceed the SAR Limit would be granted as PSUs in order to retain the same long-term award value and be performance-based, while maximizing Section 162(m) deductibility. As Mr. Hanrahan would have exceeded the SAR Limit in fiscal 2016, he received the excess value as PSUs.

For fiscal 2016, the performance units were earned using the same performance measures, targets and weightings described in the AIC section, with possible payouts ranging from 50% to 200% of the number of performance units. If performance units are earned, those units are subject to two additional years of time-based vesting. The Committee chose to use the same performance measures and a one-year performance period because our ongoing turnaround limited the Committee's visibility into longer performance periods, making it difficult to set appropriately challenging longer-term goals. However, the additional two years of time-based vesting promotes retention past the performance period and encourages continued financial improvement.

Based on the actual fiscal 2016 results, as discussed above, the 2016 performance goals established by the Committee were met above the target. Therefore, the NEOs earned the granted performance units at a multipler of 123.83%, as set forth in the table below. These units will cliff vest on August 31, 2018.

Fiscal 2016 Performance Units Earned (#)
Daniel J. Hanrahan	144,676
Steven M. Spiegel	18,277
Eric A. Bakken	18,277
Jim B. Lain	15,993
Heather L. Passe	18,277

The Committee subsequently made significant changes to the LTI awards for fiscal 2017 in response to shareholder feedback, as detailed in "Shareholder Engagement," including adoption of a three-year performance period for PSUs and separate performance goals for the short-term and long-term incentives.

Other Outstanding Awards

From time to time, the Committee may also make equity grants under our Long-Term Plan in other circumstances, such as recruiting new executive talent, upon the promotion of an executive, and to retain key individuals. During the past three fiscal years, we have made the following special grants:

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Awards to Mr. Hanrahan in January 2015, made up of RSUs valued at $3 million and SARs valued at $2 million (composed of five tranches at increasing stock prices), all of which cliff vest on the fifth anniversary of the date of grant, assuming continued employment. The Committee designed these awards to both incentivize Mr. Hanrahan to remain at Regis through the five-year period of the awards and to provide successively greater realized compensation to Mr. Hanrahan for future stock price appreciation, further aligning his interests with our shareholders.

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Retention RSU Grants in August 2014, to the NEOs other than Mr. Hanrahan, which cliff vest on the third anniversary of the date of grant, assuming continued employment. These grants were made to recognize the important work the executive team accomplished in fiscal 2014 in the effort to reorganize the Company and to lay the groundwork that we believe will lead to long-term strategic success, and to retain and incentivize them to continue their work toward these objectives.

•
Sign-on Equity Award to Mr. Lain in November 2013, of RSUs that will cliff vest on the fifth anniversary of the date of grant, provided Mr. Lain is still employed by the Company at that date. This grant was made in connection with Mr. Lain joining our Company as Chief Operating Officer.

Benefits

Consistent with our current compensation philosophy, we provide minimal benefits and these benefits align with the market median and with current market practices. The benefits we provided our NEOs in fiscal 2016 are summarized in the footnotes to the Summary Compensation Table or are otherwise reported in the accompanying tables, including footnotes. Current benefits for our NEOs include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, and long-term disability coverage).

During fiscal 2016, we added an additional optional retirement savings option, the Regis Individual Secured Retirement Plan (the "RiSRP"), to provide our NEOs and other company officers a post-tax option to save money for retirement. Regis provides the same company match in the RiSRP as under the Executive Retirement Savings Plan. Both plans are described in detail below under “Summary of Executive Agreements.”

Prior to fiscal 2013, we also provided certain supplemental retirement benefits, additional life insurance benefits and certain gross-up payments. Where applicable, these benefits are described below under “Summary of Executive Agreements.” These benefits were eliminated or frozen prior to fiscal 2013, and continue to be provided only in the case of certain grandfathered agreements, as described below.

Section 4: Governance Policies and Additional Compensation-Related Items

We believe in holding ourselves to a high standard of ethics, transparency, and accountability. Accordingly, we have adopted corporate governance practices and policies that in many cases go beyond SEC and stock exchange requirements to reflect emerging best practices.

Compensation Practice	Regis Policy

Independent Compensation Committee	Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the higher standards applicable to Compensation Committee members.

Clawback Policy	We have adopted a “clawback” policy that permits us to recover certain cash incentive payments from executive officers whose misconduct or negligence resulted in a significant financial restatement.

Clawback of Sign-On Bonuses	The cash sign-on bonuses to the NEOs who were hired during fiscal 2014 must be repaid in full if they leave the Company within three years of hire.

Severance Benefits and Perks	We have benchmarked and implemented market severance terms (generally, base salary plus bonus, or two times base plus bonus after a change in control), while retaining our “double trigger” structure.

No Tax Gross-Ups	We do not provide tax gross-ups on perquisites and gross-ups on “golden parachute” payments are available only on a grandfathered basis.

Frozen Supplemental Retirement Benefit Plan	We previously froze the benefits under our supplemental retirement benefit plan as of June 30, 2012, as well as certain executive life insurance benefits.

Stock Ownership Guidelines	We have meaningful stock ownership guidelines for our executives, discussed in more detail below.

Hedging of Company Stock	Our insider trading policy prohibits our employees, officers and directors from engaging in transactions that “hedge” their investments in our stock.

Pledging of Company Stock
Our insider trading policy prohibits our employees, officers and directors from holding our stock in a margin account or pledging it as collateral for a loan, except in the limited circumstance that an individual has demonstrated financial capacity to repay the loan without resort to the pledged securities and obtains General Counsel approval.

Independent Compensation Consultant	Our independent Compensation Committee has retained Willis Towers Watson (f/k/a Towers Watson) to advise and report directly to the Committee.

Annual Risk Assessment	We conduct an annual risk assessment of our compensation programs, which is led by Willis Towers Watson.

Annual Say-on-Pay Vote	We offer our shareholders the opportunity to cast an advisory vote on our executive compensation every year.

No Repricing or Exchange of Underwater Options/SARs	Our plan prohibits the repricing or exchange of underwater stock options and stock appreciation rights without shareholder approval.

Stock Ownership by Named Executive Officers

The Board believes that each of our officers who has reached the level of Senior Vice President or above should be a shareholder and should have a significant financial stake in the Company. Accordingly, the Committee adopted stock ownership requirements, which are reflected in our Corporate Governance Guidelines, requiring each officer to hold Regis common stock having a fair market value equal to a multiple of their base salary, as set forth below:

•	Chief Executive Officer—3x annual base salary

•	Executive Vice President—2x annual base salary

•	Senior Vice President—1x annual base salary

The current stock ownership requirements were established in April 2013. The guidelines require officers to retain at least 75% of the shares received from equity compensation awards, net of shares withheld or tendered to satisfy withholding taxes, until the stock ownership requirement is satisfied. All shares beneficially owned by an officer are included in the calculation, except that shares subject to performance-based vesting conditions and shares subject to unexercised stock options and SARs are not included. For purposes of the stock ownership calculation, the shares are valued at the greater of (i) the average closing price of a share of the Company’s common stock during the most recent fiscal year and (ii) the closing price on the last day of the most recent fiscal year.

As set forth in the table below, all of our NEOs held stock greater than our stock ownership policy minimum, as of July 1, 2016:

	Stock Ownership Guideline	Current Ownership Level
Daniel J. Hanrahan	3x	9.8x
Steven M. Spiegel	2x	2.4x
Eric A. Bakken	2x	2.7x
Jim B. Lain	2x	2.4x
Heather Passe	1x	1.6x

The Committee is responsible for measuring and monitoring compliance with these guidelines.

Employment Agreements and Post-Employment Compensation

Pursuant to their employment agreements, all of our NEOs are entitled to certain compensation and other benefits if their employment terminates due to certain articulated reasons (including in connection with a change in control), as described below under “Summary of Executive Agreements.” The employment agreements with our NEOs contain covenants not to compete or solicit, as well as confidentiality provisions, that the Committee considers especially valuable in the event of an executive’s termination of employment. They provide for payment of post-termination payments in installments over time, and the payments are conditioned upon signing and not rescinding a release of claims and continuing compliance with the restrictive covenants in the employment agreement. In addition, the severance payments will be offset by any compensation the executive officer receives from other employment during the severance period.

The Committee and the Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual change in control of the Company. Accordingly, the Committee and Board have structured change in control provisions to incentivize executives to remain employed while a transaction is under consideration or pending, and not to favor one transaction structure over another merely because of the impact on the executive’s compensation. These provisions are discussed in the section captioned “Summary of Executive Agreements.”

During fiscal 2016, the Committee approved an amendment to Mr. Spiegel's employment agreement, dated June 30, 2016, to extend the period of time for which he will receive reimbursement for his expenses in commuting from Chicago to our Minneapolis offices from June 30, 2016 to December 31, 2016.

Deductibility of Executive Compensation

Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of its three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). The Committee’s policy is to design compensation programs that further the best interests of the Company and our shareholders and that preserve the tax deductibility of compensation expenses. Non-equity incentive compensation paid to executive officers under the Short Term Plan and stock options, SARs and performance share units awarded under the Long Term Plan are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, the Committee recognizes that if the amount of base salary and any other compensation that is not determined to be performance-based under Section 162(m), such as time-vested restricted stock, guaranteed bonuses for new executives, discretionary bonus payouts or bonus payouts that are adjusted to exclude certain items that would have negatively impacted the bonus calculation, for any of our executive officers exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.  The amount of any non-deductible compensation has not had a material impact on our consolidated tax position.

As required under the tax rules, we must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last received shareholder approval of the Short Term Plan in 2014, and shareholders approved an extension of the term of the Long Term Plan in 2013.

Regulatory Considerations

The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity-based compensation under Accounting Standards Codification (ASC) Topic 718, and (iii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999 as described above under “Gross-Up Payments”) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our NEOs. These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strove to compensate our NEOs in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on its review and related discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael J. Merriman, Chairman Daniel G. Beltzman Mark S. Light M. Ann Rhoades Stephen E. Watson Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

The following table shows, for our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers of Regis in fiscal year 2016 (together referred to as the Named Executive Officers or “NEOs”), information concerning compensation earned for services in all capacities during each of the fiscal years ended June 30, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Daniel J. Hanrahan	2016	882,000	—	1,716,471	533,520	1,315,694	—	38,280	4,485,965
President and Chief Executive Officer	2015	882,000	—	4,349,984	2,899,980	1,755,994	—	46,746	9,934,704
	2014	882,000	—	2,131,137	899,996	—	—	73,105	3,986,238

Steven M. Spiegel	2016	432,000	—	239,997	160,000	297,192	—	91,826	1,221,015
Executive Vice President and Chief Financial Officer	2015	432,000	—	319,984	159,998	330,540	—	95,856	1,338,378
	2014	432,000	100,000	319,024	160,000	—	—	89,548	1,100,572

Eric A. Bakken	2016	482,000	—	239,997	160,000	334,341	142,940	73,375	1,432,653
Executive Vice President, Chief Administrative Officer and General Counsel	2015	482,000	—	319,984	159,998	371,858	—	94,781	1,428,621
	2014	482,085	112,500	546,824	160,000	—	103,080	94,185	1,498,674

Jim B. Lain	2016	432,000	—	209,993	140,000	297,192	—	13,820	1,093,005
Executive Vice President and Chief Operating Officer(6)	2015	432,000	—	269,971	139,995	330,540	—	22,051	1,194,557
	2014	279,026	250,000	674,390	76,272	—	—	15,600	1,295,288

Heather L. Passe	2016	392,000	—	239,997	160,000	222,894	—	32,961	1,047,852
Senior Vice President and Chief Marketing Officer	2015	392,000	—	319,984	159,998	297,486	—	35,188	1,204,656
	2014	392,000	90,000	438,700	160,000	—	—	34,175	1,114,875
 __________________________________

(1)
Includes amounts provided to the NEOs in the form of a modest perquisite allowance of approximately $32,000 per NEO that primarily covers an automobile allowance. The entire allowance is paid to the NEOs regardless of whether they spend the entire amount on automobile expenses and, therefore, is reported as base salary; however, the allowance amount is not included as base salary for purposes of determining other compensation and benefits amounts.

(2)         The amounts for fiscal 2014 for Mr. Spiegel, Mr. Bakken and Ms. Passe represent discretionary bonuses, which were paid to certain of the NEOs other than the CEO in August 2014. These bonuses are subject to a three-year clawback if the executive terminates employment voluntarily other than for Good Reason. The fiscal 2014 amount for Mr. Lain represents a sign-on payment of $130,000 made in connection with the commencement of his employment, plus a discretionary bonus of $120,000 paid in August 2014.

(3)          Values expressed represent the aggregate grant date fair value of stock or option awards granted in each fiscal year, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 for a description of the assumptions used in calculating these amounts.

The grant date fair values for stock awards for the fiscal year ended June 30, 2016 include:

•
Performance units that were granted in August 2015: Mr. Hanrahan—$1,266,481; Mr. Spiegel—$159,998; Mr. Bakken—$159,998; Mr. Lain—$139,999; and Ms. Passe —$159,998. The grant date fair values of these awards assumed that the target level achievement would be attained. If the grant date fair values had been calculated assuming the maximum level of achievement, the grant date fair values would have been: Mr. Hanrahan—$2,532,962; Mr. Spiegel—$319,996; Mr. Bakken—$319,996; Mr. Lain—$279,998; and Ms. Passe —$319,996.

The grant date fair values for stock awards for the fiscal year ended June 30, 2015 include:

•
Performance units granted in August 2014 were earned during the performance period ended June 30, 2015 at the following amounts: Mr. Hanrahan—$1,487,425; Mr. Spiegel—$264,432; Mr. Bakken—$264,432; Mr. Lain—$231,368; and Ms. Passe —$264,432. The grant date fair values of these awards assumed that the target level achievement would be attained.

•
A special one-time grant of restricted stock units and stock appreciation rights grant made to Mr. Hanrahan in January 2015 valued at $2,999,996 and $1,999,981, respectively; these awards cliff vest five years after grant and the stock appreciation rights expire seven years after grant.

The grant date fair values for stock awards for the fiscal year ended June 30, 2014 include:

•
Performance units that were granted, but were not earned and thus were forfeited, in the following amounts: Mr. Hanrahan—$889,997; Mr. Spiegel—$159,993; Mr. Bakken—$159,993; Mr. Lain—$76,260; and Ms. Passe —$159,993. The grant date fair values of these awards assumed that the target level achievement would be attained.

•
Special performance units that were granted, but were not earned and thus were forfeited, in the following amounts:  Mr. Hanrahan—$781,142; Mr. Spiegel—$79,042; Mr. Bakken—$306,842; and Ms. Passe—$198,718. The grant date fair values of these awards assumed that the target level achievement would be attained.

(4)    Amounts represent the change in the present value of benefits under the pension plans. Mr. Bakken is the only NEO eligible for such plans. The pension value for Mr. Bakken decreased by $5,743 in fiscal 2015.

(5)    The following table sets forth All Other Compensation amounts by type:

Name	Company Match and Profit-Sharing Contribution ($)(a)	Dividends and Dividend Equivalents on Stock and Option Awards ($)	Insurance Premiums ($)	Travel Expenses ($)(b)	Total All Other Compensation ($)(c)
Daniel J. Hanrahan	26,042	—	—	—	38,280
Steven M. Spiegel	26,042	—	23,246	20,074	91,826
Eric A. Bakken	25,000	—	31,954	—	73,375
Jim B. Lain	1,000	—	—	—	13,820
Heather L. Passe	24,588	—	—	—	32,961
 __________________________________

(a)	The Company matches our NEOs' contributions into our deferred compensation plans up to $25,000 per calendar year. Amounts greater than $25,000 are due to timing.

(b)	Mr. Spiegel is entitled to reimbursement of travel expenses for commuting from Chicago to Minneapolis pursuant to his employment agreement.

(c)          Total All Other Compensation for Mr. Hanrahan, Mr. Spiegel, Mr. Bakken, Mr. Lain, and Ms. Passe also includes $12,238, $22,464, $16,421, $12,820, and $8,373 of perquisites, respectively, which primarily relate to medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses.

(6)    Mr. Lain commenced employment on November 11, 2013.

GRANTS OF PLAN-BASED AWARDS IN 2016

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2016. No options were repriced or materially modified during the fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)		Target (#)		Maximum (#)
Daniel J. Hanrahan			531,250	1,062,500	2,125,000
	8/31/2015	8/17/2015				58,417	(4)	116,834	(4)	233,668	(4)				1,266,481
	8/31/2015	8/17/2015										41,512			449,990
	8/31/2015	8/17/2015											152,000	10.84	533,520
Steven M. Spiegel			120,000	240,000	480,000
	8/31/2015	8/17/2015				7,380	(4)	14,760	(4)	29,520	(4)				159,998
	8/31/2015	8/17/2015										7,380			79,999
	8/31/2015	8/17/2015											45,584	10.84	160,000
Eric A. Bakken			135,000	270,000	540,000
	8/31/2015	8/17/2015				7,380	(4)	14,760	(4)	29,520	(4)				159,998
	8/31/2015	8/17/2015										7,380			79,999
	8/31/2015	8/17/2015											45,584	10.84	160,000
Jim B. Lain			120,000	240,000	480,000
	8/31/2015	8/17/2015				6,458	(4)	12,915	(4)	25,830	(4)				139,999
	8/31/2015	8/17/2015										6,457			69,994
	8/31/2015	8/17/2015											39,886	10.84	140,000
Heather L. Passe			90,000	180,000	360,000
	8/31/2015	8/17/2015				7,380	(4)	14,760	(4)	29,520	(4)				159,998
	8/31/2015	8/17/2015										7,380			79,999
	8/31/2015	8/17/2015											45,584	10.84	160,000
 __________________________________

(1)
These amounts represent the potential target bonus amounts that were available to our executives for fiscal 2016 under the Short Term Plan as described under “Annual Incentive Decisions for Fiscal 2016” in the CD&A section of this Proxy Statement.

(2)	The option and stock awards were granted under the Long Term Plan.

(3)	Amounts are computed in accordance with FASB ASC Topic 718.

(4)
These amounts represent the threshold, target and maximum number of performance units that were available to our executives with respect to the fiscal 2016 performance unit award for the performance period ended June 30, 2016 as described under "Long-Term Incentive Decisions for Fiscal 2016" in the CD&A section of this Proxy Statement.

Summary of Terms of Equity Awards

The terms of the equity awards granted as part of the long-term incentives for fiscal 2016 are summarized below:

•
Performance Units—The performance units are subject to both performance-based vesting and time-based vesting, described above in the CD&A under “Long-Term Incentive Decisions for Fiscal 2016.” In the event of a termination of employment, unvested performance units are generally forfeited; provided, however, that a pro-rated amount of the performance units will pay out at the target level upon a participant’s death or disability and a pro-rated amount of the performance units will pay out based on actual performance at the end of the performance period upon a participant’s retirement, which is defined to mean termination at age 62 or after age 55 with 15 years or more of continuous service. Similarly, in the event of a change in control during the performance period, a pro-rated amount of the performance units will pay out at the target level. The performance units earn dividend equivalents, but have no voting rights.

•
SARs—The SARs vest as to one-third of the shares on each of the first three anniversaries of the date of grant and settle in the form of shares of common stock. In the event of a termination of employment, unvested SARs are generally forfeited; provided, however, that vesting is accelerated in the event of death, disability, retirement (defined as described above for performance units) and a change in control. The participant or his or her successor has one year to exercise the SARs in the event of death or disability and

90 days in the event of retirement or other termination of employment without cause. The SARs do not have any voting or dividend rights until the shares are vested and exercised.

•
Restricted Stock Units—The restricted stock units vest as to one-third of the shares on each of the first three anniversaries of the date of grant. In the event of a termination of employment, unvested restricted stock units are generally forfeited; provided, however, that the vesting is accelerated in the event of death, disability or a change in control and a pro-rated amount of the units will vest in the event of retirement (defined as described above for performance units). The restricted stock units earn dividend equivalents, but have no voting rights.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at June 30, 2016.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(3)
Daniel J. Hanrahan..........	150,000	—		18.01	8/31/2022
	99,667	49,834	(4)	15.78	8/30/2023
	44,843	89,686	(5)	15.11	8/29/2024
	—	60,537	(6)	17.02	1/13/2022
	—	65,755	(6)	18.72	1/13/2022
	—	71,828	(6)	20.59	1/13/2022
	—	78,864	(6)	22.64	1/13/2022
	—	86,986	(6)	24.85	1/13/2022
	—	152,000	(7)	10.84	8/31/2025
						120,585	(8)	1,501,283
						9,581	(4)	119,283
						19,854	(5)	247,182
						176,263	(6)	2,194,474
						41,512	(7)	516,824
						98,439	(9)	1,225,566
						144,675	(10)	1,801,204
									20,427	(11)	254,316
Steven M. Spiegel...........	15,482	—		16.45	12/3/2022
	17,718	8,860	(4)	15.78	8/30/2023
	7,972	15,944	(5)	15.11	8/29/2024
	—	45,584	(7)	10.84	8/31/2025
						24,667	(12)	307,104
						1,703	(4)	21,202
						3,529	(5)	43,936
						5,294	(13)	65,910
						7,380	(7)	91,881
						17,500	(9)	217,875
						18,277	(10)	227,549
Eric A. Bakken................	3,200	—		39.04	4/26/2017
	3,200	—		28.57	4/24/2018
	15,500	—		19.14	4/30/2019
	4,200	—		18.90	4/29/2020
	4,200	—		16.60	4/28/2021
	22,250	—		18.01	8/31/2022
	17,718	8,860	(4)	15.78	8/30/2023
	7,972	15,944	(5)	15.11	8/29/2024
	—	45,584	(7)	10.84	8/31/2025
						1,937	(14)	24,116
						1,703	(4)	21,202
						3,529	(5)	43,936
						5,294	(13)	65,910
						7,380	(7)	91,881
						17,500	(9)	217,875
						18,277	(10)	227,549

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(3)
Jim B. Lain......................	2,173	4,346	(15)	15.50	11/11/2023
	6,976	13,950	(5)	15.11	8/29/2024
	—	39,886	(7)	10.84	8/31/2025
						820	(15)	10,209
						36,129	(16)	449,806
						3,088	(5)	38,446
						3,970	(13)	49,427
						6,457	(7)	80,390
						15,312	(9)	190,634
						15,992	(10)	199,100
Heather L. Passe..............	13,325	—		18.01	8/31/2022
	17,718	8,860	(4)	15.78	8/30/2023
	7,972	15,944	(5)	15.11	8/29/2024
	—	45,584	(7)	10.84	8/31/2025
						1,703	(4)	21,202
						3,529	(5)	43,936
						5,294	(13)	65,910
						7,380	(7)	91,881
						17,500	(9)	217,875
						18,277	(10)	227,549
 __________________________________

(1)	Stock award numbers include accrued dividend equivalents where applicable.

(2)	All awards of stock options and SARs expire ten years after the date of grant, except the SARs granted in January 2015 to Mr. Hanrahan expire seven years after the date of the grant.

(3)	Value based on a share price of $12.45, which was the last reported sale price for a share of our common stock on the NYSE on June 30, 2016.

(4)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 30, 2013.

(5)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 29, 2014.

(6)	Award vests in full on January 13, 2020.

(7)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 31, 2015.

(8)	Award vests in full on August 6, 2017.

(9)
Amounts presented represent the number of shares earned during the performance period ended June 30, 2015 with respect to the performance units granted on August 29, 2014.  These units will cliff vest on August 29, 2017.

(10)
Amounts presented represent the number of shares earned during the performance period ended June 30, 2016 with respect to the performance units granted on August 31, 2015.  These units will cliff vest on August 31, 2018.

(11)
Award vests in full if the closing price of our common stock (as reported on the NYSE) equals or exceeds $35.00 for any consecutive 20-day period until August 6, 2017. The restricted stock units terminate if they do not vest prior to August 6, 2017.

(12)	Award vests in full on December 3, 2017.

(13)	Award vests in full on August 29, 2017.

(14)
Award vests as to 30% of the shares covered by the award on each of the first two anniversaries of the date of grant, which is August 31, 2012, and 20% of the shares covered by the award on each of the third and fourth anniversaries of the date of grant.

(15)	Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was November 11, 2013.

(16)	Award vests in full on November 11, 2018.

2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning options and SARs exercised and stock vested during fiscal 2016 for the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)
Daniel J. Hanrahan	—	—	28,020	320,510
Steven M. Spiegel	—	—	4,427	55,716
Eric A. Bakken	—	—	8,206	96,317
Jim B. Lain	2,173	2,890	2,365	32,416
Heather L. Passe	—	—	4,226	48,794
 __________________________________

(1)
Value realized on exercise is calculated as difference between the market value of Regis Corporation common stock on the respective exercise date(s) and the exercise price of the option(s) on a pre-tax basis. Value realized on vesting is the market value of Regis common stock on the vesting date multiplied by the number of shares acquired, before taxes.

(2)
The number of shares acquired on exercise or vesting of stock awards includes shares that were forfeited for withholding tax obligations. The number of shares forfeited for each Named Executive Officer is reported below:

Name	Number of Shares Used to Pay Taxes on Exercised or Vested Awards (#)
Daniel J. Hanrahan	10,425
Steven M. Spiegel	1,377
Eric A. Bakken	3,048
Jim B. Lain	1,700
Heather L. Passe	1,574

Summary of Executive Agreements

Employment Agreements

We are party to an employment agreement with each of our NEOs.  The key provisions of the employment agreements are summarized below.

Name	Date of Employment Agreement	Base Salary as of June 30, 2016 ($)	FY16 Annual Incentive Award (% of Base Salary)
Daniel J. Hanrahan	8/31/2012 amended 1/13/2015	850,000	125
Steven M. Spiegel	11/28/2012 amended 6/30/2016	400,000	60
Eric A. Bakken	8/31/2012	450,000	60
Jim B. Lain	11/11/2013	400,000	60
Heather L. Passe	8/31/2012	360,000	50

Ongoing Compensation

•	Base Salary—Each NEO receives an annual base salary in the amount set forth above. The base salary amounts are reviewed annually by the Compensation Committee and subject to adjustment.

•
Bonus—Each NEO is eligible for an annual incentive award.  The annual incentive award is set as a percentage of the NEO’s then-current base salary for achievement of target performance, but the actual payout may be less than or greater than such amount for actual performance that is less than or greater than target, respectively.

•
Long-Term Incentives—Each NEO is entitled to participate in the Company’s long-term equity incentive program on the same basis as the Company’s other executive officers, with the value of the awards being set annually by the Compensation Committee.

•	Life Insurance and Other Benefits—During the term of their employment, each NEO is entitled to life insurance and health and welfare benefits offered to other headquarters employees.

•
Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to the NEOs upon death or disability, termination without Cause or for Good Reason, termination for Cause or without Good Reason and termination after a Change in Control.

•
Death or Disability. Each NEO is entitled to his or her accrued compensation and obligations, including a pro rata bonus for the year of termination. Pursuant to standard provisions for such awards, the NEOs will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards.

•
Dismissal without Cause or Resignation for Good Reason (Prior to or More than Twenty-Four Months Following a Change in Control). If an NEO is terminated without Cause or if he or she terminates for Good Reason, the NEO will receive an amount equal to one times his or her annual base salary (two times for Mr. Hanrahan) plus a prorated portion of any bonus he or she would have earned for the year of termination (based on actual performance), plus 12 months (18 months in the case of Mr. Hanrahan) of benefits continuation coverage.

•
Dismissal without Cause or Resignation for Good Reason in Connection with a Change in Control. If Mr. Hanrahan, Mr. Spiegel, Mr. Bakken or Mr. Lain's employment is terminated without Cause or if he terminates for Good Reason within 24 months following a change of control, then he will instead receive an amount equal to two times base salary plus two times the target annual bonus for the year of termination, as well as 18 months of benefits continuation payments, subject to reduction pursuant to the “best of net” provisions in the employment agreements for Messrs. Hanrahan, Spiegel and Bakken. For Ms. Passe, the severance amount is the same as for any dismissal without Cause.

•
Dismissal for Cause or Resignation without Good Reason. The NEOs are entitled to accrued compensation and obligations where dismissal is for Cause. Severance benefits are not payable in the event of a termination of employment for Cause.

•
Provision for Offset of Severance—The severance payments will be paid over the course of the severance period and offset by any compensation an NEO receives from other substantially full-time employment during the severance period. The severance payments are also contingent upon signing and not rescinding a release and complying with certain non-competition and non-solicitation provisions.

•
Restrictive Covenants—The NEOs are subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants include injunctive relief and forfeiture of severance benefits.

•	Mandatory Arbitration—Disputes arising under the Employment Agreements are to be resolved by binding arbitration.

Sign-On, Relocation and Related Benefits

When executive officers join our company, from time to time we have agreed to sign-on incentives and relocation benefits that are not part of their ongoing compensation to incentivize them to leave their former employers and join our company. Specifically:

•
Sign-On Incentives—When he joined our company in November 2013, Mr. Lain received a sign-on bonus equal to $130,000, which must be repaid to our company if he terminates employment under certain circumstances, such as termination without Good Reason within three years of his start date, and a special equity award of restricted stock units having a value equal to $560,000, which will vest in full at the end of five years, provided he is still employed with the Company on such date.

•
Other Inducement Terms—For the year ended June 30, 2014, Mr. Lain was entitled, under his employment agreement, to receive a long-term incentive award valued at target at $300,000, prorated for the portion of the year he was employed.

•
Commuting Expenses—We agreed to reimburse Mr. Spiegel for commuting expenses, specifically the actual expense of one round-trip by air from Chicago, Illinois to Minneapolis, Minnesota for each week that such travel is completed during his period of employment and continuing until the earlier of (i) July 1, 2016 or (ii) such time as Mr. Spiegel moves his permanent residence from the Chicago, Illinois area to the Minneapolis/St. Paul, Minnesota metropolitan area. This benefit was extended to December 31, 2016 by an amendment to Mr. Spiegel's employment agreement dated June 30, 2016. Mr. Spiegel was reimbursed $20,074 for his commuting expenses in fiscal 2016.

•
Relocation Expenses—Mr. Lain relocated from Chicago, Illinois in fiscal 2014, and we agreed to pay certain relocation expenses in his employment agreement. Mr. Lain was reimbursed a total of $9,117 for his relocation expenses, all in fiscal 2014. Mr. Spiegel will be entitled to relocation benefits when he moves from the Chicago, Illinois area, capped at $75,000.

Historical Retirement and Life Insurance Benefits

•
Retirement Benefits—Pursuant to certain grandfathered provisions of his employment agreement, upon retirement (at or after age 65), Mr. Bakken is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity of monthly payments which are equal to the greater of $5,000 or 40% of his respective five-year average monthly compensation for the five-year period ending June 30, 2012 (i.e., July 1, 2007 through June 30, 2012), excluding bonuses (subject to a 20-year vesting schedule), to be paid for 240 months. Mr. Bakken’s agreement provides he will be entitled to the fully vested benefit if his employment is terminated without Cause or if he terminates for Good Reason at any time, and his agreement provides he will be entitled to the fully vested benefit if his employment terminates for any reason other than for Cause within two years of a Change in Control. Additionally, upon any termination following a Change in Control (except for Cause), he receives (i) the same retirement benefits described below, except that the lump-sum is equal to the sum of the payments due, determined as if he is fully vested, and (ii) a lump sum payment of any unpaid amounts described below under “Life Insurance.”

Under this arrangement, an executive officer has the option to elect to receive his or her retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in his or her employment agreement and consistent with Code Section 409A. In addition to the possibility for reduction based on: (i) the vesting schedule, and/or (ii) the present value discount for a lump sum payment, an executive’s retirement benefit is subject to further discount if paid prior to age 65 (an “Early Retirement”). If payment is made in connection with an Early Retirement, the hypothetical annuity of 240 monthly payments is discounted by first calculating the benefit as an annuity starting at age 65, and then converting it to an immediate commencement annuity using the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012 (2.76%).

If an executive officer dies before receiving full payment of his or her retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his or her designated beneficiary (or his or her estate). If an executive officer becomes disabled, he or she will receive monthly payments beginning six months after his or her disability begins and continuing until the earlier of his or her death or attainment of age 65, or until he or she ceases to be disabled, in an amount equal to his or her monthly benefit. At death or attainment of age 65, he or she (or his or her beneficiary) will receive the benefit described above under “Retirement Benefits.” No retirement benefits are payable in the event of termination of employment for Cause.

Under the amended and restated employment agreement signed by Mr. Bakken effective August 31, 2012, we froze vesting in his retirement benefits as of June 30, 2012, subject to the continued right to full acceleration in the event of termination without Cause or termination for Good Reason, as described above. As indicated, we also limited the calculation of the monthly benefit to his five-year average monthly base salary as of June 30, 2012.

Of our NEOs, only Mr. Bakken is eligible for this benefit.

•
Life Insurance—We agreed to pay premiums for a total of ten years on the existing policies insuring the lives of certain of our executive officers who were entitled to such benefits and were employed by the Company as of June 30, 2012. As of June 30, 2016, we have made all of the payments that we had agreed to pay on Mr. Bakken's policies. As of June 30, 2016, the aggregate face amount of Mr. Bakken’s policies is approximately $3.2 million.

Definitions under Executive Agreements

Certain of the terms used in the executive agreements as in effect during fiscal 2016 are defined below:

•
Cause—Acts resulting in a felony conviction that is materially detrimental to the financial interests of the Company; willful nonperformance by the executive of his material employment duties (other than by reason of physical or mental incapacity) after reasonable notice to the executive and reasonable opportunity (not less than 30 days) to cease such non-performance; or willful engagement in fraud or gross misconduct that is materially detrimental to the financial interests of the Company.

•
Change in Control—A person is or becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company; consummation of a merger or consolidation of the Company, a statutory share exchange or an acquisition of all or substantially all of the Company’s assets unless the beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction beneficially own more than 50% of the voting power of the outstanding voting securities of the surviving entity in substantially the same proportions; or the incumbent directors cease to constitute at least a majority of the Board. Furthermore, in August 2014, the Board adopted an amendment providing that a Change in Control does not occur if a person becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company solely as the result of a change in the aggregate number of shares of outstanding common stock or outstanding voting securities since the last date on which such person acquired beneficial ownership of any shares of common stock or voting securities.

•
Good Reason—Assignment to the executive of duties inconsistent with his status or any adverse alteration in the executive’s reporting responsibilities, titles or offices; a material reduction of the executive’s base salary; failure by the Company to continue any compensation plan, bonus or incentive plan; material breach of the agreement by the Company; requirement that the executive’s principal place of employment be relocated by more than 30 miles from the Company’s current address; or the Company’s failure to obtain an agreement from any successor entity to assume the Company’s obligations under the agreement.

•	Disability—Physical or mental disability or health impairment that prevents the effective performance by the executive of his duties on a full time basis.

Retirement Plans and Arrangements

We currently provide the Named Executive Officers the option to participate in two Company-sponsored retirement savings plans: the Executive Retirement Savings Plan, a nonqualified deferred compensation plan, and the Regis Individual Secured Retirement Plan (the "RiSRP"), an employee welfare benefit plan, which was added in fiscal 2016 as a post-tax retirement savings option.

Elections to defer compensation under the Executive Retirement Savings Plan are made annually, prior to the beginning of the year in which the deferred compensation is earned. Executives may defer up to 100% of their annual compensation, including bonus, on a pre-tax basis. Beginning with elections made in fiscal 2016, in-service distributions must be deferred for a minimum of two years. Employer contributions under the Executive Retirement Savings Plan for our Named Executive Officers include a 25% match on up to a maximum of $100,000 in deferred compensation (i.e., $25,000) and a discretionary annual profit sharing contribution (each on a calendar-year basis). We deposit the deferred amounts and employer contributions into a trust for the benefit of plan participants. In accordance with tax laws, the assets of the trust are subject to claims of the Company’s creditors. Participant account balances are deemed invested as the executive directs, from time to time, among the investment alternatives offered. Subject to compliance with plan terms and applicable tax requirements (including, without limitation, Code Section 409A), executives may elect the distribution date for their plan accounts.

Under the RiSRP, participants may elect to contribute amounts from payroll, up to 100% of their annual compensation including bonus, on an after-tax basis.  Employee contributions under the RiSRP for our NEOs include the same match opportunity as the Executive Retirement Savings Plan, and if an NEO is participating in both plans, their aggregate match is capped at $25,000.  Participants may also make contributions outside of payroll deductions, but these are not eligible for employer match. Participant contributions and employer matching contributions are deposited in participant-owned life insurance policies.  These insurance policies are not subject to claims of the Company’s creditors.  Each participant’s account balances under the life insurance policy is invested as the participant directs, from time to time, among the investment alternatives available under the insurance policy.

PENSION BENEFITS IN 2016

The following table sets forth certain information concerning pension benefits for the Named Executive Officers for fiscal 2016:

Name(1)	Age at June 30, 2016	Plan Name(2)	Number of Years of Credited Service (#)(3)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)
Eric A. Bakken	49	Employment Agreement	22.5	1,008,102	—
__________________________________

(1)	Messrs. Hanrahan, Spiegel and Lain and Ms. Passe do not participate in the Company’s pension benefits program as it was frozen prior to the commencement of their employment.

(2)	Retirement benefits provided under the applicable employment agreement for each Named Executive Officer are described above under “Summary of Executive Agreements.”

(3)
The number of years of credited service shown for Mr. Bakken represents his actual years of service; however, for purposes of determining the value of their accumulated benefit, his years of credited service was frozen at 18.5 as described above.

(4)
The present value of pension benefits for Mr. Bakken is calculated based on the following assumptions: (i) freezing of the pension benefits as described above under “Summary of Executive Agreements—Retirement Plans and Arrangements,” (ii) expected retirement age of the later of (A) June 30, 2016 or (B) age 65, which is the earliest time a participant may retire without any benefit reduction due to age, and (iii) discount rate of 3.0%.

NONQUALIFIED DEFERRED COMPENSATION FOR 2016

The following table sets forth certain information concerning nonqualified deferred compensation under our Executive Retirement Savings Plan and the RiRSP for the NEOs for fiscal 2016:

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Daniel J. Hanrahan	104,167	26,042	6,390	—	464,346
Steven M. Spiegel	104,167	26,042	(256)	—	58,374
Eric A. Bakken	103,500	25,000	(830)	—	197,513
Jim B. Lain	4,000	1,000	—	—	—
Heather L. Passe	109,950	24,588	(6,424)	—	66,543
__________________________________

(1)	The Company matches deferred compensation contributions up to $25,000 per calendar year.

(2)	The following amounts of contributions and earnings reflected in the table above have been reported in the current year or prior years’ Summary Compensation Tables as follows:

	Total Amount	Current Year Summary Compensation Table
Name	Reported in Current or Prior Summary Compensation Tables ($)	Salary ($)	Non-Equity Incentive Plan ($)	Above-Market Earnings ($)	Company Match and Profit-Sharing Contribution in All Other Compensation ($)
Daniel J. Hanrahan	600,945	104,167	—	—	26,042
Steven M. Spiegel	188,327	104,167	—	—	26,042
Eric A. Bakken	325,183	103,500	—	—	25,000
Jim B. Lain	5,000	4,000	—	—	1,000
Heather L. Passe	194,657	109,950	—	—	24,588

The measurement funds available under the Executive Retirement Savings Plan include the Company’s common stock and selected mutual funds, which are the same measurement funds available for employees generally with respect to investment of their funds in the Company’s qualified 401(k) plan.  Participants in the plan may change their investments in the various measurement funds at any time.

Potential Payments Upon Termination or Change in Control

The tables that follow describe potential payments and benefits provided to our NEOs or their beneficiaries under the employment agreements, plans and arrangements in existence at June 30, 2016 under various scenarios involving a termination of employment and/or a change in control, and assuming that the termination or change in control event(s) occurred on June 30, 2016. The agreements are described in more detail above under “Summary of Executive Agreements.” The following presentation has been keyed to the following events upon which an NEO or their beneficiaries would be entitled to a payment or benefit:

•	Voluntary termination or involuntary termination not related to a change in control;

•	Termination due to death;

•	Termination due to disability;

•	A change in control not involving an employment termination; and

•	Involuntary termination within twenty-four months after a change in control.

Unless otherwise specified, an “involuntary termination” for these purposes includes a termination by the NEO for “Good Reason,” but does not include a termination for “Cause.” A “voluntary termination” refers to a termination by the NEO other than for “Good Reason.” “Cause” and “Good Reason” for these purposes have the meanings described above under “Definitions under Executive Agreements.”

		Not Related to Change in Control				After a Change in Control
Name	Type of Payment or Benefit	Voluntary Termination ($)	Involuntary Termination($)(1)	Death($)	Disability($)	Not Involving a Termination of Employment($)	Involuntary Termination($)(2)
Daniel J. Hanrahan	Severance	—	$3,015,694	—	—	—	$3,825,000
	Medical and Dental Insurance Benefits(3)	—	$22,193	—	—	—	$22,193
	Accelerated Vesting of Equity(4)	—	3,950,074	$8,104,853	$8,104,853	$8,104,853	$8,104,853
	Tax Gross-up						$2,229,473
	Total	—	$6,987,961	$8,104,853	$8,104,853	$8,104,853	$14,181,519
Steven M. Spiegel	Severance	—	$697,192	—	—	—	$1,280,000
	Medical and Dental Insurance Benefits(3)	—	$18,421	—	—	—	$27,631
	Accelerated Vesting of Equity(4)	—	—	$1,048,848	$1,048,848	$1,048,848	$1,048,848
	Total	—	$715,613	$1,048,848	$1,048,848	$1,048,848	$2,356,479
Eric A. Bakken	Severance	—	$784,341	—	—	—	$1,440,000
	Medical and Dental Insurance Benefits(3)	—	$18,421	—	—	—	$27,631
	Retirement Benefits(5)	$1,046,435	$1,231,100	$1,903,176	$2,609,653		$1,231,100
	Accelerated Vesting of Equity(4)	—	—	$765,863	$765,863	$765,863	$765,863
	Total	$1,046,435	$2,033,862	$2,669,039	$3,375,516	$765,863	$3,464,594
Jim B. Lain	Severance	—	$697,192	—	—	—	$1,280,000
	Medical and Dental Insurance Benefits(3)	—	$9,871	—	—	—	$14,807
	Accelerated Vesting of Equity(4)	—	—	$1,082,228	$1,082,228	$1,082,228	$1,082,228
	Total	—	$707,063	$1,082,228	$1,082,228	$1,082,228	$2,377,035
Heather L. Passe	Severance	—	$582,894	—	—	—	$582,894
	Medical and Dental Insurance Benefits(3)	—	$18,421	—	—	—	$18,421
	Accelerated Vesting of Equity(4)	—	—	$741,744	$741,744	$741,744	$741,744
	Total	—	$601,315	$741,744	$741,744	$741,744	$1,343,059
 __________________________________

(1)
Severance amounts in the event of Involuntary Termination Not Related to Change in Control represent a cash payment equal to two times annual base salary for Mr. Hanrahan and one times annual base salary for the other NEOs, plus a prorated portion of any bonus the executive officer would have earned for the year of termination, based on actual performance.

(2)
The severance amounts, in the event of an Involuntary Termination Related to a Change in Control, represent a cash payment equal to two times annual base salary plus two times the target annual bonus for the year of termination for Messrs. Hanrahan, Spiegel, Bakken and Lain. For Ms. Passe, the severance amount is the same as under an Involuntary Termination Not Related to a Change in Control.

Under Code Section 280G, executives will incur an excise tax on portions of these payments if the parachute value of payments exceeds a specified threshold. Under the Long-Term Plan, participants who first received awards prior to October 22, 2013 (which includes Mr. Hanrahan, Mr. Bakken, Mr. Spiegel and Ms. Passe) are entitled to an excise tax gross-up if an award granted thereunder, either alone or together with other payments and benefits the participant receives or is entitled to receive would constitute a "parachute payment." The 2016 Long-Term Incentive Plan does not provide for any excise tax gross-ups on parachute payments. Once the grandfathered excise tax gross-up is phased out, the Company will determine, pursuant to Messrs. Hanrahan, Bakken and Spiegel's employment agreements, whether the executive is better off receiving the full payment due and paying the excise tax, or receiving a reduced payment that falls just below the excise tax threshold, which is referred to as a “best of net” provision.

(3)
The amount represents the estimated medical and dental insurance premiums for the applicable benefits continuation period following involuntary termination. If not related to a change in control, the continuation period is 18 months for Mr. Hanrahan and 12 months for other executive officers. If after a change in control, the period is increased to 18 months for Messrs. Spiegel, Bakken and Lain.

(4)
Amounts represent the intrinsic value of stock appreciation rights (SARs), restricted stock units (RSUs), and performance unit awards (PSUs) as of June 30, 2016 for which the vesting would be accelerated. The value entered for SARs is based on the number of units for which vesting would be accelerated times the excess of $12.45, the closing price of the Company’s common stock on June 30, 2016 on the NYSE, over the SAR exercise price. The value included for restricted stock units is the product of the number of units for which vesting would be accelerated and $12.45. The value included for the performance units granted in August 2014 and August 2015 is the product of the shares earned for the applicable fiscal year (i.e., based on the performance outcome for fiscal 2015 and fiscal 2016, respectively) and $12.45.

(5)
The amounts represent a lump sum cash payment equal to the present value of a hypothetical annuity of monthly benefits. The annuity amount and payment period vary according to the termination scenario, as described under “Summary of Executive Agreements— Employment Agreements—Historical Retirement and Life Insurance Benefits.”

Fiscal 2016 Director Compensation Table

Compensation of our directors is reviewed and determined by the Board on an annual basis, with consideration given to industry comparisons of directors’ compensation. A portion of director compensation is linked to our stock performance in the form of equity awards. Employee directors do not receive any cash or other compensation for their services as directors. Each of the cash compensation and the equity compensation for non-employee directors who serve during only a portion of a fiscal year is prorated. Our current non-employee director compensation is as follows:

•	An annual cash retainer of $70,000;

•	An annual cash retainer for the chairman of the Audit Committee of $15,000;

•	Annual cash retainers of $10,000 and $7,500 for the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•
An annual grant of deferred stock units valued at $90,000, which vest monthly over a period of one year and pay out when the director leaves the Board, generally granted on the date of the director's election or re-election at the annual meeting of shareholders; and

•	An annual grant of deferred stock units valued at $85,000 payable to our independent Chairman of the Board, which vest monthly over a period of one year and pay out when the Chairman leaves the Board.

In October 2015, the Compensation Committee reviewed these arrangements and provided that Mr. Beltzman would receive cash in lieu of a director equity grant due to his beneficial ownership of greater than 20% of our outstanding common stock. Therefore, for his term ending October 18, 2016, he is receiving an additional $90,000 in cash and no equity grant.

The following table shows, for each of the non-employee directors who served during the fiscal year ended June 30, 2016, information concerning their annual and long-term compensation earned during such fiscal year.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Total($)
Daniel G. Beltzman	137,500	—	137,500
James P. Fogarty(2)	17,500	—	17,500
David J. Grissen	77,500	89,998	167,498
Mark S. Light	70,000	89,998	159,998
Michael J. Merriman	80,000	89,998	169,998
M. Ann Rhoades(2)	48,968	89,998	138,966
Stephen E. Watson	70,000	174,993	244,993
David P. Williams	85,000	89,998	174,998
 __________________________________

(1)
Values expressed represent the aggregate grant date fair value of stock awards granted during fiscal 2016, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 for a description of the assumptions used in calculating these amounts.

(2)    Mr. Fogarty's term as a director ended October 20, 2015 and Ms. Rhoades joined the Board on October 20, 2015.

The following table shows, for each of our current non-employee directors, the aggregate number of stock and option awards outstanding as of June 30, 2016:

Name	Aggregate Stock Awards Outstanding as of 06/30/16 (#)	Aggregate Option Awards Outstanding as of 06/30/16 (#)
Daniel G. Beltzman	17,535	—
David J. Grissen	18,403	—
Mark S. Light	18,403	—
Michael J. Merriman	28,798	—
M. Ann Rhoades	6,907	—
Stephen E. Watson	51,333	7,000
David P. Williams	28,798	—

ADVANCES OF DEFENSE COSTS FOR CERTAIN LITIGATION MATTERS

Certain members of the Company’s current Board, certain former Board members and certain former officers were named as defendants in a lawsuit alleging breaches of fiduciary duties to the Company in connection with approval of certain executive compensation arrangements and certain related party transactions. The current and former directors and officers who were named as defendants in this action have a legal right under the Minnesota Business Corporation Act and the Company’s Restated Articles of Incorporation to advancement of their costs of defense. This case was dismissed by court order in September 2014 and the court also denied the plaintiff's motion for an award of fees in September 2015, so this matter is now concluded. In fiscal 2016, the Company advanced defense costs on behalf of the current and former directors and officers amounting to approximately $11,200, in addition to an aggregate of approximately $1.8 million advanced in fiscal 2013 through fiscal 2015. The Company has directors and officers insurance that provided reimbursement for certain amounts advanced which exceeded the Company’s $500,000 retention.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under all of our stock-based compensation plans in effect as of June 30, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,215,087	$15.85	2,305,826	(2)
Equity compensation plans not approved by security holders	—		—
Total	3,215,087	$15.85	2,305,826
__________________________________

(1)
Includes stock options granted under the Regis Corporation 2000 Stock Option Plan as well as shares granted through stock options, SARs and restricted stock units under the Long Term Plan. Information regarding the stock-based compensation plans is included in Notes 1 and 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016.

(2)
The Company’s Long Term Plan provides for the issuance of a maximum of 6,750,000 shares of the Company’s common stock through stock options, SARs, restricted stock, or restricted stock units. As of June 30, 2016, 122,043 unvested restricted stock shares were outstanding under the Long Term Plan, which are not reflected in this table. As of June 30, 2016, there are 1,931,279 full value awards (restricted stock shares or units) or 1,741,610 partial value awards (stock options or SARs) included in the number of securities remaining available for future issuance under equity compensation plans as disclosed in this table. As of June 30, 2016, there were also 374,547 common shares available for issuance under the Company’s Stock Purchase Plan.

ITEM 2
APPROVAL OF ADVISORY VOTE ON COMPENSATION OF
NAMED EXECUTIVE OFFICERS

As required by SEC rules, we are providing shareholders with an annual, non-binding advisory vote to approve the executive compensation as disclosed in the CD&A. At the Annual Meeting, shareholders will vote on the following advisory resolution regarding the compensation of our Named Executive Officers as described in this Proxy Statement (commonly referred to as “Say-on-Pay”):
“RESOLVED, that the shareholders of Regis Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the ‘Compensation Discussion and Analysis’ section, and compensation tables and narrative discussion contained in the ‘Executive Compensation’ section in this Proxy Statement.”
Our executive compensation programs are based on our belief that attracting, retaining and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board. Accordingly, our executive compensation programs are designed to reward executives for achievement of our financial and business goals, while also aligning our executives’ interests with those of our shareholders. We believe that we best achieve these goals by providing our executives with a mix of compensation elements that incorporate cash and equity, as well as short-term and long-term components, and that are tied to our business goals, all as described above in the CD&A of this Proxy Statement.
As described above in the CD&A, we believe that our fiscal 2016 financial results yielded the pay for performance alignment that the Committee is focused on. Also as described above in the CD&A under the heading “Shareholder Engagement,” we have made several changes to our executive compensation program for fiscal 2017 in response to concerns raised in connection with our 2015 Say-on-Pay vote.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in fiscal 2016, please refer to the CD&A, as well as the Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow the CD&A.
This advisory vote will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will review and carefully consider the outcome of the vote. If there are a significant number of negative votes, the Compensation Committee will seek to understand the concerns that influenced the vote and consider them in making future executive compensation decisions.
Upon recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers.

ITEM 3
APPROVAL OF REGIS CORPORATION
2016 LONG TERM INCENTIVE PLAN

Introduction
We are seeking shareholder approval for the Regis Corporation 2016 Long Term Incentive Plan (the “2016 Plan”), which was approved by our Board of Directors, subject to shareholder approval, on August 16, 2016. Upon approval of the 2016 Plan by our shareholders, no further awards will be made under our current Long Term Plan (the Amended and Restated 2004 Long-Term Incentive Plan), and the 2016 Plan will be the only active plan under which equity awards may be made to our employees and non-employee directors.
As of August 24, 2016, our current Long Term Plan had only 1,872,738 shares remaining available for issuance. Many of the shares remaining available at the record date were used to make annual equity awards at the end of August 2016, as is our practice.
The 2016 Plan authorizes 3,500,000 shares for awards, which allows us to make equity compensation awards in late August 2017, prior to the 2017 annual meeting of shareholders. With the introduction of a fungible share design in the 2016 Plan, even with approval of the shares requested at this time, we expect to return to our shareholders to seek approval of additional shares at our October 2017 annual meeting of shareholders for awards to be granted the following year.
Awards Outstanding and Shares Available for Grant
The table below shows, as of August 24, 2016, the shares reserved for issuance of outstanding awards and available for future grant under our current Long Term Plan.  The table also shows the number of shares that will be available for future grants under each equity compensation plan following approval of the 2016 Plan by our shareholders.

	As of August 24, 2016 (1)		After Approval of 2016 Plan
	Shares Reserved for Issuance of Outstanding Awards (2)	Shares Available For Future Awards	Shares Reserved for Issuance of Outstanding Awards	Shares Available for Future Awards
Long Term Plan (3)	4,017,391	1,872,738 (3)	4,667,391	0
2016 Plan	0	0	0	3,500,000
Total	4,017,391	1,872,738	4,667,391	3,500,000
___________________

(1)
Our practice is to make our annual equity grants at the end of August. Accordingly, on August 31, 2016, we issued equity awards that used many of the shares remaining available under the Long-Term Plan as of the record date in the table above. The exact number of shares subject to such awards had not been finalized as of the date of finalizing this proxy statement; however, based on the closing price of our common stock on August 24, 2016 of $13.49 per share, the aggregate number of shares subject to the awards granted on August 31, 2016 (RSUs and PSUs, at target) would be approximately 650,000 shares.

(2)	Shares reserved for issuance of outstanding awards at August 24, 2016 consist of the following:

	Types of Awards
	Options/SARs	Full Value Awards	Weighted Average Exercise Price of Options/SARs	Weighted Average Term to Expiration
Long Term Plan (3)	2,285,709	1,731,682	$16.39	7.0 years

(3)
No further equity awards will be granted under the Long Term Plan following shareholder approval of the 2016 Plan; however, any shares that would return to the Long Term Plan as a result of an award terminating, expiring or being forfeited or being settled in cash in lieu of shares will instead become available under the 2016 Plan.

Primary Differences Between 2016 Plan and Long Term Plan
The 2016 Plan is substantially similar to our current Long Term Plan; however, the key differences include:

•	All awards will be subject to a minimum one-year vesting period, subject to limited customary exceptions;

•
The 2016 Plan incorporates a fungible share design, with a 2.4:1 ratio, under which full value awards (such as RSUs and PSUs) count against the shares reserved for issuance at a higher rate than appreciation awards (such as SARs and stock options);

▪	SARs will have a maximum term of ten years under the Plan (which conforms to the terms of SARs we have granted previously);

▪
Awards may not be canceled for cash or other property or the grant of a full value award at a time when the exercise price of the award is greater than the current fair market value of a share of our common stock; and

▪	The 2016 Plan does not provide for any excise tax gross-ups on “parachute payments,” whereas the Long Term Plan entitles certain “grandfathered” participants to an excise tax gross-up payment.

The complete text of the 2016 Plan is attached as Appendix A.

Why We Believe You Should Vote for the 2016 Plan
The Board believes that equity compensation is an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that shareholders should approve the 2016 Plan for the following reasons:

Compensation Philosophy. As described in the CD&A, our compensation programs are intended to work together to reward our executive officers for achieving the pre-established business goals set by the Board, to induce their commitment and continued service with the Company, and to align their interests with those of our shareholders through equity compensation and stock ownership requirements. We believe that equity compensation is one of the most effective tools to achieve these goals, and consistent with our goals for the future, we believe that equity-based incentives will continue to play an important role in our ability to incentivize our executives and other employees.

Plan Provisions Designed to Serve Shareholders' Interests and Promote Effective Corporate Governance. The 2016 Plan, which is summarized in more detail below, includes several provisions that are designed to serve the interests of our shareholders and promote effective corporate governance, including:

▪	It is administered by our independent Compensation Committee;

•	A fungible share design with a 2.4:1 ratio;

▪
Prohibits re-pricing of stock options or SARs, including any cancellation for cash or other property or the grant of a full value award at a time when the exercise price of the stock option or SAR is greater than the current fair market value of a share of our common stock;

▪	We cannot issue stock options or SARs at an exercise price that is less than the fair market value of our common stock on the date of grant;

▪	Prohibits liberal share recycling;

•
All awards are subject to a minimum one-year vesting period, subject to limited customary exceptions (death, disability, a change in control, certain substituted or exchanged awards and awards not exceeding 5% of the total shares reserved under the Plan);

▪
Provides for the forfeiture of outstanding awards if the Compensation Committee determines that the employee has engaged in certain misconduct that is materially detrimental to the interests of the Company;

▪	Does not apply a “liberal” change in control definition to awards; and

▪
We cannot materially modify the 2016 Plan without prior shareholder approval, which includes amendments that would increase the number of shares of our common stock available, increase the award limits under the Plan, permit awards of options at a price less than fair market value, permit re-pricing of options or SARs, or expand the class of persons eligible to receive awards under the Plan. Shareholder approval is also required for any action that would, absent such approval, violate the rules and regulations of the NYSE or any other securities exchange applicable to us.

Reasonable Share Request. We are requesting only sufficient shares to make one additional year of equity grants in the normal course. We expect to return to our shareholders to seek approval of additional shares for the 2016 Plan at our 2017 annual meeting of shareholders.

Section 162(m) Approval. Shareholder approval of the 2016 Plan will constitute shareholder approval of the material terms of the 2016 Plan for purposes of Section 162(m) of the Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer and each of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance based” under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of “performance based” compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our shareholders and re-approved at least every five years thereafter. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the plan.

Run Rate for PSUs

We grant PSUs as part of our long-term equity compensation program, as discussed in detail in CD&A. In recent years, 40% of the long-term incentive value awarded to executive officers has been in the form of PSUs to further align pay and performance and, commencing with the grants for fiscal 2017, 60% of the long-term incentive value was awarded in the form of PSUs. The following table details the PSUs granted and earned in the three previous fiscal years:

Earned in fiscal year	Granted (# shares)	Earned (# shares)	Grant Date(s)
2014	203,375	0	8/2012
2015	178,892	0	8/2013, 10/2013 and 11/2013
2016	196,288	324,405	8/2014 and 12/2014

Summary of the 2016 Plan
Administration
The Compensation Committee will administer the 2016 Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the 2016 Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2016 Plan may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2016 Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability of an outstanding award. The Compensation Committee has authority to interpret the 2016 Plan, and establish rules and regulations for the administration of the 2016 Plan. The Compensation Committee may delegate its authority under the 2016 Plan to members of the Board or executive officers of the Company as it relates to awards to persons not subject to Section 16 of the Exchange Act. In addition, the Board may replace the Compensation Committee with a different committee or exercise the powers of the Compensation Committee at any time, except with respect to the grant of awards to our executive officers. Each person who is or has been a member of the Compensation Committee or of the Board, and any other person to whom the Compensation Committee delegates authority under the 2016 Plan, is indemnified by the Company from any loss resulting from any action taken or failure to act, made in good faith, under the 2016 Plan.

Eligible Participants
Any employee, officer, director or other individual, who is selected by the Compensation Committee, is eligible to receive an award under the 2016 Plan. As of August 24, 2016, our approximately 45,000 employees, including officers, and seven non-employee directors were eligible to be selected by the Compensation Committee to receive awards under the 2016 Plan.
Shares Available For Awards
Upon approval by our shareholders of this proposal, 3,500,000 shares of common stock will be available for issuance under the 2016 Plan.
Certain awards under the 2016 Plan are subject to limitations as follows:

•	Full value awards granted under the 2016 Plan will count as 2.4 shares against the pool of authorized shares, whereas options and SARs will count as one share against the pool of authorized shares;

•
During any three-consecutive calendar year period, the maximum number of shares of our common stock for which options and SARs, in the aggregate, may be granted to any participant shall not exceed 800,000 shares; and

•
For performance unit awards that are intended to be "performance based compensation," no more than $2,000,000 in dollar-denominated awards may be granted to any participant during any three-consecutive calendar year period.

Subject to certain restrictions in Code Sections 409A and 422(b), the Compensation Committee will adjust the number of shares and share limits described above in the case of any equity restructuring within the meaning of FASB ASC Topic 718 that causes the per share value of shares to change, such as a stock dividend or stock split, to the extent that such awards would not otherwise automatically adjust in the equity restructuring. In the event of any other change in capitalization, which may include a merger, consolidation or any partial or complete liquidation of the Company, or other similar corporate transaction or event that does not constitute an equity restructuring within the meaning of FASB ASC Topic 718, the Committee may make similar adjustments in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2016 Plan.
If any shares of our common stock subject to any award under the 2016 Plan, or to an award under the Long Term Plan that is outstanding on the date our shareholders approve the 2016 Plan, that expires, is forfeited or cancelled, or is settled or paid in cash will, to the extent of such expiration, forfeiture, cancellation or cash settlement, become available again for future awards under the 2016 Plan. Each share that again becomes available for awards in such manner shall increase the share reserve, with shares subject to full value awards increasing the share reserve by 2.4 shares and shares subject to options and SARs increasing the share reserve by one share. However, shares tendered or withheld in payment of the purchase price of a stock option, shares tendered or withheld to satisfy a tax withholding obligation, shares repurchased with proceeds received by the Company from exercise of a stock option and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right may not be used again under the 2016 Plan. Awards granted under the plan in substitution for awards previously granted in connection with a merger, consolidation or acquisition are not charged against the number of shares available for grant as awards under the 2016 Plan.
Types of Awards and Terms and Conditions
The 2016 Plan permits the granting of:

•	Stock options (incentive stock options, non-qualified stock options);

•	Stock appreciation rights (SARs);

•	Restricted stock;

•	Restricted stock units; and

•	Performance awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2016 Plan or any other compensation plan. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR. Determinations of fair market value under the 2016 Plan will be made by reference to the closing price of our common stock on the NYSE. The term of awards of the stock-based portion of the plan will not be longer than ten years.

Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period (not to exceed ten years), all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. We have not granted stock options in recent years.
Stock Appreciation Rights. The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee's discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR during a specified period (not to exceed ten years).
Restricted Stock. The holder of restricted stock will own shares of our common stock (including, for example, the right to vote the restricted shares or to receive any dividends with respect to the shares). The Compensation Committee also may permit acceleration of the forfeiture period in the case of a participant's death, disability or retirement, or a change in control of the Company. If the participant's employment or service as a director, as applicable, terminates during the forfeiture period for any other reason, unvested restricted stock will be forfeited, unless the Compensation Committee determines that it would be in the Company's best interest to waive the remaining restrictions. We have not granted restricted stock in recent years.
Restricted Stock Units. The holder of a restricted stock unit is entitled to receive a share of our common stock, or cash in the amount of the fair market value of a share of common stock, as of a future date, subject to certain restrictions and to a risk of forfeiture. The Compensation Committee also may permit acceleration of the forfeiture period in the case of a participant's death, disability or retirement, or a change in control of the Company. If the participant's employment or service as a director, as applicable, terminates during the forfeiture period for any other reason, unvested restricted stock will be forfeited, unless the Compensation Committee determines that it would be in the Company's best interest to waive the remaining restrictions.
Performance Awards. Performance awards granted under the 2016 Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code ("Section 162(m)"). Performance awards give participants the right to receive payments in cash or common stock, based solely upon the achievement of certain performance goals during a specified performance period. At a minimum, the performance period shall be at least one fiscal year in length. The Compensation Committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m). Performance goals may be based on a number of performance criteria, either alone or in any combination, and on either a consolidated or a business unit level, and on an absolute or relative basis compared to other companies and indexes or other external measures, including: earnings per share (EPS), sales, cash flow, cash flow from operations, operating profit or income, net income, operating margin, net income margin, return on net assets, economic value added, return on total assets, return on common equity, return on total capital, total shareholder return, revenue, revenue growth, earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBITDA growth, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, share price performance or improvements in the Company's attainment of expense levels, and implementation or completion of critical projects.
Duration, Termination and Amendment. Unless the 2016 Plan is discontinued or terminated by the Board, the 2016 Plan will expire on October 18, 2026. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2016 Plan prior to expiration may extend beyond the end of such period through the award's normal expiration date.
The Board and, pursuant to the delegation of its authority, the Compensation Committee may amend, alter or discontinue the 2016 Plan at any time, although shareholder approval must be obtained for any action that would increase the number of shares of our common stock available, increase the award limits under the 2016 Plan, reprice awards of options or SARs at a price less than fair market value, permit repricing of options or SARs or expand the class of persons eligible to receive awards under the 2016 Plan. Shareholder approval is also required for any action that would, absent such approval, violate the rules and regulations of the NYSE or any other securities exchange applicable to us.
Change in Control; Fundamental Change. Except as otherwise provided in an award agreement, in the event of a change in control, the vesting of stock options and SARs is accelerated, the restrictions on restricted stock and restricted stock units shall lapse and the shares shall be issued and performance units shall be fully distributable. Our SARs and restricted stock units granted in recent years provide for acceleration of vesting upon a change in control; however, our performance-based restricted stock units granted in recent years provide for acceleration of vesting of only a pro-rated portion of the target award if a change in control occurs during the performance period. In the event of a fundamental change, such as a dissolution, liquidation, sale of assets, merger or consolidation or statutory share exchange, the Compensation Committee has the discretion to provide for substitute awards or cancel outstanding options and SARs in exchange for cash payments to the recipients.
Prohibition on Repricing Awards
No option or SAR may be amended to reduce its exercise price, no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, and no award may be cancelled in exchange for cash or other property or the grant of a full value award at a time when the exercise price of the award is greater than the current fair market value of a share of our common stock, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the Long Term Plan.
Transferability of Awards
Unless otherwise provided by the Committee, awards under the 2016 Plan may only be transferred by will or by the laws of descent and distribution.
Federal Income Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.
Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising an SAR, the fair market value on the exercise date of any shares of our common stock received is taxable to the recipient as ordinary income and generally deductible by us.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.
Awards Other than Options and SARs. As to other awards granted under the 2016 Plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (i) the amount of cash received or, as applicable, (ii) the excess of (A) the fair market value of the shares received (determined as of the date of receipt) over (B) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.
Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2016 Plan are "qualified performance-based compensation" within the meaning of Section 162(m), we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2016 Plan. Shareholder approval of the 2016 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2016 Plan to qualify for the “qualified performance-based compensation” exemption under Section 162(m), and submission of the material terms of the 2016 Plan for shareholder approval should not be viewed as a guarantee that we will be able to deduct all compensation under the 2016 Plan. Nothing in this proposal precludes us or the Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).
Delivery of Shares for Tax Obligation. Under the 2016 Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

New Plan Benefits
The Committee has not yet approved any awards under, subject to, or conditioned upon shareholder approval of, the 2016 Plan. In addition, because all awards under the 2016 Plan are discretionary with the Committee, neither the number nor type of future 2016 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Information regarding awards made under the Long Term Plan during fiscal 2016 to our directors and Named Executive Officers is provided elsewhere in this Proxy Statement. Please see the “Fiscal 2016 Director Compensation Table” section of this Proxy Statement for additional information regarding grants under the Long Term Plan to non-employee directors during the fiscal 2016. In addition, please refer to the “Grants of Plan-Based Awards” table of this Proxy Statement for a listing of awards granted to our Named Executive Officers during fiscal 2016.

The closing sales price of a share of our common stock as reported on the New York Stock Exchange on August 24, 2016 was $13.49.

Upon the recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the 2016 Plan.

ITEM 4
AMENDMENT AND RESTATEMENT OF THE COMPANY'S
1991 CONTRIBUTORY STOCK PURCHASE PLAN

Introduction

Our 1991 Contributory Stock Purchase Plan (the "Stock Purchase Plan") is an employee stock purchase plan. It enables us to provide our employees with a convenient opportunity to purchase our common stock and thereby to motivate our employees and more closely align the interests of our employees with our shareholders. At August 24, 2016, only 348,776 shares remained available for issuance under the Stock Purchase Plan, out of a total of 3,550,000 shares.

Our Board approved an amendment and restatement of the Stock Purchase Plan on August 16, 2016, upon recommendation of the Compensation Committee, subject to shareholder approval. The amendments include, among other clarifications and updates, the following primary changes:

•	increase in the number for shares of common stock authorized for issuance under the Stock Purchase Plan from 3,550,000 to 4,550,000; and

•	increase in the amount we may contribute to the Stock Purchase Plan from $11,800,000 to $14,000,000.

The complete text of the Stock Purchase Plan, as amended, is attached as Appendix B.

Background

The Stock Purchase Plan was initially effective on January 1, 1992, and was amended to increase the amount the Company could contribute to the plan from $5.0 million to $10.0 million effective May 3, 2005. The Stock Purchase Plan was further amended and restated to reflect changes in plan administration effective March 1, 2007 and was further amended to increase the shares reserved for issuance and the amount we could contribute under the plan from 2,050,000 to 3,550,000 shares and from $10.0 million to $11.8 million, respectively, which was approved by our shareholders on October 29, 2009.

Summary of the Stock Purchase Plan

Key Features	Regis Plan

Purchase Price	Our common stock is purchased on the open market at market price, with funds contributed 85% by the participant and 15% by the Company

Offering Period	Monthly

Shares Allocated to Plan
Including the effect of this amendment, less than 8% of our currently outstanding shares are reserved for the Stock Purchase Plan (including all past purchases), and the shares for future issuance represent approximately 3% of our outstanding shares

Run Rate	With this amendment, we expect to ask shareholders for additional shares for the Stock Purchase Plan in 5-10 years, depending on future stock prices
Description of the Stock Purchase Plan

Currently, 3,550,000 shares of common stock have been reserved for issuance under the Stock Purchase Plan, and the Company is authorized to contribute up to $11,800,000 to the Stock Purchase Plan. Upon shareholder approval of this proposal, an additional 1,000,000 shares of common stock will be reserved for issuance under the Stock Purchase Plan and an additional $2,200,000 may be contributed by us to the Stock Purchase Plan. As of August 24, 2016, 3,201,224 shares have been issued under the Stock Purchase Plan and $10,624,263 has been contributed to the Stock Purchase Plan.

Administration

The Stock Purchase Plan is administered by the Compensation Committee (the "Committee"). Members of the Committee are ineligible to participate under the Stock Purchase Plan. All questions of interpretation of the Stock Purchase

Plan are determined in the sole discretion of the Committee, and its determinations are final and binding upon all participants. The Committee authorizes various officers and employees to carry out the general administration of the Stock Purchase Plan.

Eligibility

All full and part time employees of the Company and its subsidiaries are eligible to participate in the Stock Purchase Plan. As of August 24, 2016, the Company's approximately 45,000 employees are eligible to participate in the Stock Purchase Plan.

Enrollment Periods

The Committee implements the Stock Purchase Plan by establishing enrollment periods. An employee who is eligible to participate may enroll prior to the date on which an enrollment period begins. The Committee has currently authorized monthly enrollment periods, which is subject to change.

Payment of Purchase Price; Payroll Deductions; Dividends

The Stock Purchase Plan currently operates on a monthly basis by payroll deductions. In each calendar month, the prior month's contributions plus a matching contribution by us are used to purchase shares of our common stock in the open market. The number of shares allocated to a participant's account is equal to the participant's contribution, plus our related contribution, divided by the average price of our common stock at which the Administrative Agent purchases shares.

Each participant must establish a dividend default policy for shares held in the employee's account. If the participant so elects, we will reinvest all dividends declared on the common stock held the participant's account in additional shares. We pay the expenses associated with the reinvestment, but do not make any contribution toward the purchase of shares acquired with dividend proceeds. We do not currently pay dividends on our common stock.

Purchase Price

Common stock is purchased on the open market on behalf of the participants with funds contributed 85% by the participants and 15% by us. The purchase occurs as soon as practicable on or following the last day of the purchase period. We bear all commissions and other expenses incurred in these purchases.

Minimum/Maximum Participant Contribution

Participants can select a contribution amount of not less than 1% nor more than 10% of the participant's monthly cash compensation.

Termination of Participation

A participant may terminate his or her participation in the Stock Purchase Plan at any time by giving written notice to us, which termination shall be effective as soon as administratively feasible.

Amendment and Termination of the Plan

The Board may at any time amend the Stock Purchase Plan, provided that the amendment shall require shareholder approval to the extent necessary to comply with any applicable law, regulation or stock exchange rule. We may at any time terminate the Stock Purchase Plan upon 30 days notice.

Income Tax Information

The 15% contribution by us is regarded as additional compensation to the participant and applicable withholding taxes are deducted from a participant's compensation. Furthermore, if and when shares are sold, the average price at which shares were acquired each month (excluding all commission, taxes and other similar costs of acquisition paid by us) is the cost basis for purposes of determining the participant's capital gain or loss, either short-term or long-term, depending on the holding period of such shares. The holding period begins when the shares are actually purchased.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the Stock Purchase Plan that were subject to shareholder approval. In addition, the benefits to be received by our executive officers, directors and employees as a result of the proposed amendment and restatement of the Stock Purchase Plan are not determinable, since the amounts of future purchases by participants are based on elective participant contributions.

Upon recommendation of the Compensation Committee, the Board recommends a vote FOR the approval of the amendment and restatement of the Stock Purchase Plan.

ITEM 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending June 30, 2017. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Upon the recommendation of the Audit Committee of the Board, the Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Audit Fees

Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $1,842,000 for the year ended June 30, 2016, and $1,990,000 for the year ended June 30, 2015. Such fees were primarily for professional services rendered for the audits of our consolidated financial statements as of and for the years ended June 30, 2016 and 2015, limited reviews of our unaudited condensed consolidated interim financial statements, statutory audits of certain of our subsidiaries, and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.

Audit-Related Fees

There were no audit-related services by PricewaterhouseCoopers LLP in the years ended June 30, 2016 or 2015.

Tax Fees

Aggregate income tax compliance and related services fees billed for professional services rendered by PricewaterhouseCoopers LLP were $307,000 for the year ended June 30, 2016 and $415,000 for the year ended June 30, 2015. The tax fees for the years ended June 30, 2016 and 2015 were for tax compliance, consulting and planning-related professional services, as well as assistance with tax audits.

All Other Fees

In addition to the fees described above, aggregate fees of $1,800 were billed by PricewaterhouseCoopers LLP during each of the years ended June 30, 2016 and 2015, for fees related to a research tool that we access through PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2017, based upon an engagement letter submitted by PricewaterhouseCoopers LLP. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2016 and June 30, 2015 were approved or pre-approved in accordance with the policies of our Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. Each member of the Audit Committee is “independent” within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and our system of internal controls over financial reporting and expressing opinions thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (PCAOB).

In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2016 for filing with the SEC. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017.

David P. Williams, Chair David J. Grissen Mark Light M. Ann Rhoades Members of the Audit Committee
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC’s regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of copies of reports filed with the SEC during the fiscal year ended June 30, 2016, all applicable Section 16(a) filing requirements were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2016, we were not a party to any related party transactions covered by the Exchange Act rules.

In April 2013, the Board adopted a written Related Party Transaction Approval Policy, which sets forth our policies and procedures for the review, approval or ratification of certain related party transactions by the Nominating and Corporate Governance Committee. The policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company, or any of its subsidiaries, is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	Payment of compensation by the Company to a related party for the related party’s service to the Company as a director, officer or employee;

•	Transactions available to all employees or all shareholders of the Company on the same terms;

•
Transactions which, when aggregated with the amount of all other transactions between the Company and the related party or any entity in which the related party has an interest, involve less than $10,000 in a fiscal year; and

•	Transactions in the ordinary course of the Company’s business at the same prices and on the same terms as are made available to customers of the Company generally.

The Nominating and Corporate Governance Committee must approve any related party transaction subject to this policy before commencement of the related party transaction; provided, however, that if a related party is only first identified after it commences or first becomes a related party transaction, it must be brought to the Nominating and Corporate Governance Committee for ratification. Alternatively, the Nominating and Corporate Governance Committee has delegated authority to its Chairperson to approve related party transactions if they arise between the Nominating and Corporate Governance Committee’s meetings.

The Nominating and Corporate Governance Committee will analyze the following factors, in addition to any other factors it deems appropriate, in determining whether to approve a related party transaction:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The role the related party has played in arranging the related party transaction;

•	The structure of the related party transaction; and

•	The interests of all related parties in the related party transaction.

The Nominating and Corporate Governance Committee may, in its sole discretion, approve or deny any related party transaction. Approval of a related party transaction may be conditioned upon the Company and the related party taking any actions that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee reviews this policy on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 24, 2016, the ownership of our common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director and director nominee, by each executive officer and former executive officer identified in the Summary Compensation Table, and by all current executive officers and directors as a group. Except as indicated below, the parties listed in the table have the sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address for each person or entity named below is c/o Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.  Our company had 46,154,722 shares of common stock issued and outstanding as of August 24, 2016.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class
More than 5% Shareholders:
Birch Run Capital Advisors, LP(2)	10,655,170	23.1%
Dimensional Fund Advisors LP(3)	4,525,747	9.8%
BlackRock, Inc.(4)	3,919,895	8.5%
The Vanguard Group (5)	2,830,061	6.1%
Heartland Advisors, Inc. (6)	2,621,664	5.7%
Brown Advisory Incorporated(7)	2,597,965	5.6%
Current Executive Officers:
Daniel J. Hanrahan	98,657	*
Steven M. Spiegel (8)	13,464	*
Eric A. Bakken(9)	57,104	*
Jim B. Lain	4,923	*
Heather L. Passe	10,771	*
Directors and Nominees (in addition to Mr. Hanrahan, who is listed above):
Daniel G. Beltzman(2)	10,672,250	23.1%
David J. Grissen	18,403	*
Mark S. Light	18,403	*
Michael J. Merriman	28,798	*
M. Ann Rhoades	6,907	*
Stephen E. Watson	82,796	*
David P. Williams(10)	55,798	*
All current executive officers and directors as a group (fifteen persons)(11)	11,092,640	24.0%
 __________________________________
*                                         less than 1%

(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to restricted stock units which vest within 60 days: 33,734 shares by Mr. Hanrahan, 5,969 shares by Mr. Spiegel, 8,018 shares by Mr. Bakken, 3,697 shares by Mr. Lain, 6,028 shares by Ms. Passe, 2,240 shares by Mr. Watson, and 1,152 shares by Ms. Rhoades and each of Messrs. Grissen, Light, Merriman, and Williams.

(2)
 Based on information in a Schedule 13D/A filed by Birch Run Capital Advisors, LP ("Birch Run") on August 22, 2014 and Form 4s filed by Mr. Beltzman on September 2, 2014 and March 17 and 18, 2015 reporting purchases by the Funds (as defined below), these securities are owned directly by Birch Run Capital Partners, L.P., Torch BRC, L.P. and Walnut BRC, L.P. (collectively, the “Funds”). Birch Run Capital Partners, L.P. is the record owner of 1,658,941 shares. Torch BRC, L.P. is the record owner of 3,962,648 shares. Walnut BRC, L.P. is the record owner of 5,033,581 shares. Birch Run Capital GP, LLC serves as the General Partner to Birch Run Capital Partners, L.P.; Walnut BRC GP, LLC serves as the General Partner to Walnut BRC, L.P.; and Torch BRC GP, LLC serves as the General Partner to Torch BRC, L.P. (collectively, "the General Partners"). Daniel Beltzman and Gregory Smith are the co-Managers of the General Partners. Furthermore, Birch Run Capital Advisors, LP ("the Advisor") serves as the registered investment adviser to the Funds. BRC Advisors GP, LLC (“Advisor GP”) serves as General Partner to the Advisor. Mr. Beltzman and Mr. Smith are the Limited Partners of the Adviser and the Co-Managers of the Adviser GP. The Adviser, the

Adviser GP, Mr. Beltzman and Mr. Smith may be deemed to share voting and dispositive power over the reported securities. Each of the Adviser, the Adviser GP, Mr. Beltzman, and Mr. Smith disclaim beneficial ownership of any interests of the reported securities in excess of such person's or entity's respective pecuniary interest in the securities. On its Schedule 13D/A, Birch Run reported sole voting power over 0 shares, shared voting power over 8,504,788 shares, sole dispositive power over 0 shares and shared dispositive power over 9,996,589 shares.  Based on the Form 4s referenced above, the shared voting power number has likely increased, and the shared dispositive power number has likely increased to 10,655,170.  The address for Birch Run is 1350 Broadway, Suite 2215, New York, NY 10018.

(3)
Based on information in a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2016, Dimensional reported sole voting power over 4,352,844 shares, shared voting power over 0 shares, sole dispositive power over 4,525,747 shares and shared dispositive power over 0 shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX, 78746.

(4)
Based on information in a Schedule 13G/A filed by BlackRock, Inc. on January 27, 2016, BlackRock, Inc. reported sole voting power over 3,814,471 shares, shared voting power over 0 shares, sole dispositive power over 3,919,895 shares and shared dispositive power over 0 shares. BlackRock, Inc. is a parent holding company and holds the sole power to dispose or to direct the disposition of shares held by its subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors, LLC, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, and BlackRock Investment Management (UK) Limited (collectively, the “BlackRock Subsidiaries”). None of the BlackRock Subsidiaries own more than 5% of our outstanding shares of common stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Based on information in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 10, 2016, Vanguard reported sole voting power over 47,722 shares, shared voting power over 6,500 shares, sole dispositive power over 2,779,239 shares and shared dispositive power over 50,822 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on information in a Schedule 13G/A filed by Heartland Advisors, Inc. (“Heartland”) on August 10, 2016, Heartland reported sole voting power over 0 shares, shared voting power over 2,621,664 shares, sole dispositive voting power over 0 shares and shared dispositive power over 2,621,664 shares. The address for Heartland is 789 N. Water Street, Milwaukee, WI 53202.

(7)
Based on information in a Schedule 13G filed by Brown Advisory Incorporated ("Brown") on July 8, 2016, Brown reported sole voting power over 2,568,885 shares, shared voting power over 0 shares, sole dispositive power over 0 shares and shared dispositive power over 2,597,965 shares. Brown is a parent holding company and holds the sole power to vote or or to direct the vote of shares held by its subsidiaries Brown Investment Advisory & Trust Company, Brown Advisory LLC, and Highmount Capital LLC (collectively, the “Brown Subsidiaries”). Except for Brown Advisory LLC, which owns 2,536,425 shares of the class of securities reported, none of the Brown Subsidiaries own more than 5% of our outstanding shares of common stock. The address for Brown is 901 South Bond Street, Suite 400, Baltimore, MD 21231.

(8)	Includes 2,000 shares held in a joint brokerage account with his spouse.

(9)	Includes 400 shares held indirectly through a profit-sharing account.

(10)	Includes 2,000 shares held in a joint brokerage account with his father.

(11)	See footnotes 1, 2, 8, 9 and 10 for information regarding the nature of certain indirect and deemed ownership of the shares included in this amount.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present proposals at the 2017 annual meeting of shareholders, and who wish to have such proposals included in our Proxy Statement for the 2017 annual meeting, must be certain that such proposals are received by us not later than May 9, 2017. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for our 2017 annual meeting.

For shareholders who intend to present proposals or director nominees directly at the 2017 annual meeting and not for inclusion in our 2017 proxy statement, we must receive notice of such proposal not later than July 20, 2017 and not earlier than June 20, 2017, provided that in the event that the date of the 2017 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the Annual Meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2017 annual meeting and not later than the close of business on the later of the 90th day prior to the 2017 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Such proposals must meet the requirements set forth in our bylaws in order to be presented at our 2017 annual meeting.

Proposals and notices of intention to present proposals at our 2017 annual meeting should be addressed to our Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2016, is available on our website at www.regiscorp.com. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to our Secretary, at our address stated herein.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 18, 2016.

The Notice and Proxy Statement and Annual Report on Form 10-K are available in the Investor Information Relations section of our website, www.regiscorp.com.

GENERAL

The Board knows of no other matter to be acted upon at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

Your vote is very important no matter how many shares you own.  You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by telephone or through the Internet in accordance with the voting instructions provided to you.

By Order of the Board

Eric A. Bakken
Secretary
September 6, 2016

SCHEDULE A

Reconciliation of Adjusted EBITDA for Compensation Purposes to Net Income (Loss)

Inc / (Dec) ($) (in millions)
Reported Net Income (loss)	(11.3)
Interest Expense	9.3
Income Taxes	9.0
Depreciation & Amortization	67.5
EBITDA	$74.5
Discrete Adjustments
Legal Fees	1.6
Professional Fees	0.1
Financing Arrangements Expense	0.8
Self-Insurance Reserve Adjustments	(0.3)
Gain on Life Insurance Proceeds	(1.2)
Adjusted EBITDA	$90.3
Discrete Adjustments
Severance (Strategic)	1.2
Remediation - Deferred Rent	0.6
Insurance Proceeds	(0.5)
Prior Year Adjustment (Insurance)	(0.5)
Foreign Exchange Impact	(0.2)
Special Claims	(0.2)
Bonus Accrual	(0.1)
Adjusted EBITDA for Compensation Purposes	$90.5

REGIS CORPORATION
7201 METRO BOULEVARD
MINNEAPOLIS, MN 55439

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regis Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Help us make a difference by eliminating paper mailings to your home or business. You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You can, of course, change your preference and choose to receive paper copies of these materials at any time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E13150-P81742

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGIS CORPORATION

Vote on Directors

The Board of Directors recommends that you vote FOR each of the following director nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Daniel G. Beltzman	☐	☐	☐
1b. David J. Grissen	☐	☐	☐
1c. Daniel J. Hanrahan	☐	☐	☐
1d. Mark S. Light	☐	☐	☐
1e. Michael J. Merriman	☐	☐	☐
1f. M. Ann Rhoades	☐	☐	☐
1g. Stephen E. Watson	☐	☐	☐
1h. David P. Williams	☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

	For	**Against**	**Abstain**
2. Approval of an advisory vote on the compensation of the Company's named executive officers (a "Say-on-Pay Vote").	☐	☐	☐
3. Approval of a 2016 long-term incentive plan, including the reservation of 3,500,000 shares thereunder.	☐	☐	☐
4. Approval of the amendment and restatement of employee stock purchase plan to, among other things, increase the total number of shares available for issuance from 3,550,000 to 4,550,000.	☐	☐	☐
5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.	☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, on any other matters as may properly come before the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 THROUGH 5.

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

REGIS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 18, 2016
9:00 a.m.

Regis Corporation
7201 Metro Boulevard
Minneapolis, Minnesota 55439

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you Vote by Phone or Internet, please do not mail your Proxy Card

↓ *please detach here* ↓

E13151-P81742

Regis Corporation
7201 Metro Boulevard, Minneapolis, MN 55439 **proxy**

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 18, 2016

The undersigned hereby appoints Daniel J. Hanrahan and Eric A. Bakken, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote as directed on the reverse side of this proxy card all of the shares of the Common Stock of Regis Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on October 18, 2016, and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the director nominees and each of proposals 2 through 5, and will be voted in the discretion of the proxies on any other matters as may properly come before the annual meeting and any adjournments thereof.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)

Table of Contents

COVER
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Item 1. ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
Section 2: How We Design Executive Pay
Section 3: Elements of the Executive Compensation Program
Section 4: Governance Policies and Additional Compensation-Related Items
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2016
OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
2016 OPTION EXERCISES AND STOCK VESTED
SUMMARY OF EXECUTIVE AGREEMENTS
PENSION BENEFITS IN 2016
NONQUALIFIED DEFERRED COMPENSATION FOR 2016
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
FISCAL 2016 DIRECTOR COMPENSATION TABLE
ADVANCES OF DEFENSES COSTS FOR CERTAIN LITIGATION MATTERS
EQUITY COMPENSATION PLAN INFORMATION
Item 2: APPROVAL OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Item 3: APPROVAL OF REGIS CORPORATION 2016 LONG TERM INCENTIVE PLAN
Item 4: AMENDMENT OF THE COMPANY'S 1991 CONTRIBUTORY STOCK PURCHASE PLAN
Item 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSALS OF SHAREHOLDERS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
SCHEDULE A - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES
GENERAL
APPENDIX A - REGIS CORPORATION 2016 LONG TERM INCENTIVE PLAN
APPENDIX B - REGIS CORPORATION AMENDED AND RESTATED 1991 CONTRIBUTORY STOCK PURCHASE PLAN (AS AMENDED AND RESTATED OCTOBER 18, 2016)

APPENDIX A

REGIS CORPORATION
2016 LONG TERM INCENTIVE PLAN
ARTICLE I
ESTABLISHMENT AND PURPOSE
1.1 Establishment. This Regis Corporation 2016 Long Term Incentive Plan (“Plan”) is established by Regis Corporation (“Company”), effective as of October 18, 2016 (the “Effective Date”), provided approval of the Company’s shareholders is obtained at the Company’s 2016 annual meeting of shareholders.
1.2 Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participant ownership in the Company, attract and retain talent, and enable Participants to participate in the long-term growth and financial success of the Company. The Plan and the grant of Awards thereunder are expressly conditioned upon the Plan’s approval by the shareholders of the Company.
1.3 Compliance with 409A. The Plan is intended to meet the requirements of paragraph (2), (3) and (4) of Code Section 409A(a) to the extent applicable, and the terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code Section 409A.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms are defined as set forth below:
2.1 “Affiliate” means any entity that is a subsidiary or a parent corporation, as defined in Section 424(e) of the Code, of the Company or any other entity designated by the Committee as covered by the Plan in which the Company has, directly or indirectly, at least a 20% voting interest.
2.2 “Agreement” means any agreement entered into pursuant to the Plan by which an Award is granted to a Participant, and any amendments thereto.
2.3 “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Unit granted to a Participant under the Plan. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of consolidated, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify for the Performance-Based Exception (as defined in Section 12.3) under Code Section 162(m) shall additionally be subject to the requirements of Section 12.3 of this Plan.
2.4 “Beneficiary” means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation, specified under the Plan to the extent permitted. If there is no designated beneficiary, then the term means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.
2.5 “Board of Directors” or “Board” means the Board of Directors of the Company.
2.6 “Cause” means, for purposes of determining whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written employment agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement. In the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “Cause,” then “Cause” means (1) (a) a felony conviction under any Federal or state statute which is materially detrimental to the financial interests of the Company, or (b) willful non-performance by the Participant of his or her material employment duties other than by reason of his or her physical or mental incapacity after reasonable written notice to the Participant and reasonable opportunity (not less than thirty (30) days) to cease such non-performance; or (2) the Participant willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Company.
2.7 “Change in Control” means the first to occur of any of the following events:
(1) any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Exchange Act is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (a) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (i) and (ii) of subparagraph (2) applies, provided that a Change in Control shall not occur if a person becomes the beneficial owner of twenty percent (20%) or more of the Outstanding Common Stock or Outstanding Voting Securities solely as the result of a change in the aggregate number of shares of Outstanding Common Stock or Outstanding Voting Securities since the last date on which such person acquired beneficial ownership of any shares of Common Stock or voting securities (provided, however, that if a person becomes the beneficial owner of twenty percent (20%) or more of the Outstanding Common Stock or Outstanding Voting Securities by reason of such change in the aggregate number of shares of Outstanding Common Stock or Outstanding Voting Securities and thereafter becomes the beneficial owner of any additional shares of Common Stock or voting securities (other than pursuant to a dividend or distribution paid or made by the Company on the Outstanding Common Stock or Outstanding Voting Securities or pursuant to a split or subdivision of the Outstanding Common Stock or Outstanding Voting Securities), then a Change in Control shall occur unless upon becoming the beneficial owner of such additional shares of Common Stock or voting securities such person does not beneficially own more than twenty percent (20%) of the Outstanding Common Stock or Outstanding Voting Securities);
(2) consummation of (a) a merger or consolidation of the Company with or into another entity, (b) a statutory share exchange or (c) the acquisition by any person (as defined above) of all or substantially all of the assets of the Company (each, a “Business Combination”), unless immediately following such Business Combination, (i) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s voting stock immediately prior to such Business Combination and (ii) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or
(3) individuals who constitute the Company’s Board of Directors on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
provided, however, that for any payment with respect to any Award under the Plan that is subject to Section 409A of the Code, the Change in Control must also be a change in control event under Treas. Reg. Section 1.409A-3(i)(5).
2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations and interpretations.
2.9 “Commission” means the Securities and Exchange Commission or any successor thereto.
2.10 “Committee” means the committee of the Board responsible for granting Awards under the Plan, which shall be the Compensation Committee of the Board, until such time as the Board may designate a different committee. The Committee shall consist solely of two or more directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 and each of whom is also an “outside director” under Section 162(m) of the Code. In addition, each member of the Committee must be an “independent director” as determined under the corporate governance rules of the New York Stock Exchange, as amended from time to time.
2.11 “Common Stock” means the shares of the Company’s common stock, $0.05 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or the common stock of any successor to the Company which is designated for the purpose of the Plan.
2.12 “Company” means Regis Corporation, a Minnesota corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.
2.13 “Covered Employee” means a Participant who, in the sole judgment of the Committee, may be treated as a “covered employee” within the meaning of Section 162(m) of the Code at the time income is recognized by the Participant in connection with an Award that is intended to qualify for the Performance-Based Exception (as defined below).
2.14 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.16 “Exercise Price” means the price at which the Common Stock may be purchased under an Option or may be obtained under a Stock Appreciation Right.
2.17 “Fair Market Value” means the value of one share of Common Stock, determined pursuant to the applicable method described below, without regard to whether the Common Stock is restricted or represents a minority interest:
(1) if the Common Stock is listed on a securities exchange or quoted on an automated quotation system, the closing price of a share of Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported) or if a closing price was not reported on the grant date, then the arithmetic mean of the high and low prices on that date or on the first preceding trading date, as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by the automated quotation system, as the case may be;
(2) if the Common Stock is not listed on a national securities exchange or quoted on the automated quotation system, but is actively traded in the over-the counter market, the average of the closing bid and asked prices for a share of the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), or the most recent preceding date for which such quotations are reported; and
(3) if, on the relevant date, the Common Stock is not publicly traded or reported as described in (1) or (2) above, the value determined by the reasonable application of a reasonable valuation method which is consistent with Treas. Reg. § 1.409A-1(b)(5)(iv), selected in good faith by the Board.
2.18 “Full Value Award” means an Award other than a Stock Option Award or Stock Appreciation Right Award.
2.19 “Grant Date” means the date as of which an Award is granted pursuant to the Plan or such later effective date for the Award as specified at the time of grant.
2.20 “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.21 “Non-Qualified Stock Option” means an Option to purchase Common Stock in the Company granted under the Plan, the taxation of which is pursuant to Section 83 of the Code.
2.22 “Option Period” means the period during which the Option remains outstanding in accordance with an Agreement and Article VI.

2.23 “Participant” means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan. In the event that a Representative is appointed for a Participant, then the term “Participant” shall mean such appointed Representative. Notwithstanding the appointment of a Representative, the term “Termination of Employment” shall mean the Termination of Employment of the Participant.
2.24 “Performance Unit” shall have the meaning set forth in Section 9.1 hereof.
2.25 “Plan” means the Regis Corporation 2016 Long Term Incentive Plan, as herein set forth and as may be amended from time to time.
2.26 “Prior Plan” means the Regis Corporation Amended and Restated 2004 Long Term Incentive Plan, and awards outstanding under the Prior Plan as of the Effective Date shall be referred to as “Prior Plan Awards.”
2.27 “Representative” means (a) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant’s primary residence at the date of the Participant’s death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; or (d) the person to whom an Award has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.
2.28 “Restricted Stock” means Common Stock granted to a Participant under Section 8.1 hereof and which is subject to certain restrictions and to a risk of forfeiture or repurchase by the Company.
2.29 “Restricted Stock Unit” means an Award to a Participant under Section 8.1 hereof under which no Common Stock actually is awarded to the Participant on the date of grant. Each Award of a Restricted Stock Unit entitles a Participant to receive a share of Common Stock, or cash in the amount of the Fair Market Value of a share of Common Stock, as of a future date, subject to certain restrictions and to a risk of forfeiture.
2.30 “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Commission under Section 16 of the Exchange Act.
2.31 “Stock Appreciation Right” means a right granted under Article VII.
2.32 “Stock Option” or “Option” means a right, granted to a Participant under Section 6.1 hereof, to purchase Common Stock at a specified price during specified time periods.
2.33 “Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be any and all of an officer or employee of the Company or of any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates.
With respect to any person who is not an employee with respect to the Company or an Affiliate (such as a non-employee member of the Board), the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A Termination of Employment shall occur with respect to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. To the extent that an Award granted under the Plan is subject to Internal Revenue Code Section 409A, a Termination of Employment shall mean a “separation from service” under Code Section 409A and the regulations and guidance issued with respect thereto (all references herein to Code Section 409A shall include such regulations and guidance). Notwithstanding the foregoing, no Termination of Employment shall be deemed to have occurred in the case of (1) an approved leave of absence; and (2) any change in status so long as the individual remains in the service of the Company or any Affiliate in a capacity that satisfies the eligibility conditions of Article V.
In addition, certain other terms used herein have definitions given to them in the first place in which they are used.
ARTICLE III
ADMINISTRATION

3.1 Committee Structure and Actions. The Plan shall be administered by the Committee in accordance with the rules and responsibilities of the Committee.
3.2 Committee Authority. Subject to the terms of the Plan, the Committee shall have the authority:
(1) to select those persons to whom Awards may be granted from time to time;
(2) to determine whether and to what extent Awards are to be granted hereunder;
(3) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;
(4) to determine the terms and conditions of any Award granted hereunder, provided that the Exercise Price of any Option or Stock Appreciation Right shall not be less than the Fair Market Value per share as of the Grant Date;
(5) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 12.1;
(6) to determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred;
(7) to provide for the forms of Agreement to be utilized in connection with this Plan;
(8) to determine what legal requirements are applicable to the Plan, Awards, and the issuance of Common Stock, and to require of a Participant that appropriate action be taken with respect to such requirements;
(9) to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;
(10) to require as a condition of the exercise of an Award or the issuance or transfer of a certificate (or other representation of title) of Common Stock, the withholding from a Participant of the amount of any taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;
(11) to determine whether and with what effect an individual has incurred a Termination of Employment (or, as applicable, a “separation from service” pursuant to Code Section 409A);
(12) to determine the restrictions or limitations on the transfer of Common Stock;
(13) to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;
(14) to determine the permissible methods of Award exercise and payment within the terms and conditions of the Plan and the particular Agreement;
(15) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan; and
(16) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.
The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee’s policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.
Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.

3.3 Delegation of Authority. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to determine and administer Awards to Participants who are not subject to Section 16 of the Exchange Act to one or more persons who are either members of the Board of Directors or executive officers of the Company.
3.4 Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from (1) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and (2) any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE IV
SHARES SUBJECT TO PLAN
4.1 Number of Shares. Subject to the adjustment under Section 4.6, the number of shares of Common Stock that have been reserved for issuance and may be the subject of Awards and issued under the Plan shall be 3,500,000.  Such shares may consist, in whole or in part, of authorized and unissued shares or shares acquired from a third party.  In determining the number of shares of Common Stock to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one share for every one share granted.
(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as 2.4 shares for every one share granted.
(3) Where the number of shares subject to an Award is variable on the Grant Date, the number of shares to be counted against the share reserve shall be the maximum number of shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(4) Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares authorized for grant to a Participant in any calendar year.
4.2 Release of Shares. The Committee shall have full authority to determine the number of shares of Common Stock available for Awards, which shall include (without limitation) as available for distribution any shares of Common Stock that have ceased to be subject to an Award or a Prior Plan Award; any shares of Common Stock subject to any Award or Prior Plan Award that have been previously forfeited; and any shares under an Award or Prior Plan Award that otherwise terminates without issuance of Common Stock being made to a Participant. Each share that again becomes available for Awards as provided in the previous sentence shall correspondingly increase the share reserve under Section 4.1 by one share if such share was subject to an Option or Stock Appreciation Right and by 2.4 shares if such share was subject to a Full Value Award. Notwithstanding the foregoing, the following shares of Common Stock shall not again become available for Awards or increase the number of shares available for grant under the Plan:  (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option issued under the Plan or the Prior Plan, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or a Prior Plan Award, (iii) shares repurchased by the Company with proceeds received from the exercise of an Option issued under the Plan or Prior Plan, and (iv) shares subject to a Stock Appreciation Right issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise.  Any shares that are available immediately prior to the termination of the Plan, or any shares of Common Stock returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan. For purposes of this Section 4.2, the terms Option and Stock Appreciation Right shall include stock options and stock appreciation rights granted under the Prior Plan, and the term Full Value Award shall include restricted stock, restricted stock units and performance units granted under the Prior Plan.
4.3 Substitute Awards. Substitute awards granted pursuant to Section 12.10 of the Plan shall not be charged against the maximum number of shares set forth above. Additionally, in the event that a company acquired by the Company or an Affiliate or which the

Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not be charged against the foregoing maximum share limitations; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or an Affiliate prior to such acquisition or combination.
4.4 Restrictions on Awards. Common Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Common Stock, cash or other property prior to (i) the completion of any registration or qualification of such shares under federal, state or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable; (ii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction or discharge its legal obligation with respect to the exercise of an Award; or (iii) where required by Code Section 409A for payments or transfers made upon a Participant’s “separation from service” as defined in Code Section 409A to a Participant who is a “specified employee” under Code Section 409A, the first business day after the expiration of the six month period following such separation from service or if earlier, the date of Participant’s death. The Company may cause any certificate (or other representation of title) for any shares of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.
4.5 Shareholder Rights. No person shall have any rights of a shareholder as to Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company’s official shareholder records as having been issued and transferred. Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the shares, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records, except as provided herein or in an Agreement.
4.6 Effect of Certain Changes. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “ASC Topic 718”) that causes the per share value of shares of Common Stock to change, such as a stock dividend or stock split, the Committee shall cause there to be made an equitable adjustment to the number and kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, to limits on numbers of certain types of Awards and per-Participant limitations, and to outstanding Awards (including but not limited to the number and kind of shares of Common Stock to which such Awards are subject, and the exercise or strike price of such Awards) to the extent such other Awards would not otherwise automatically adjust in the equity restructuring; provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such Incentive Stock Option to violate Section 422(b) of the Code or any successor provision; provided, further, that no such adjustment shall be authorized under this Section to the extent that such adjustment would cause an Award to be subject to adverse tax consequences under Section 409A of the Code. In the event of any other change in corporate capitalization, which may include a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Committee, the number of shares of Common Stock subject to an Award shall always be a whole number.
ARTICLE V
ELIGIBILITY
5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are common law employees of the Company or any Affiliate, non-employee members of the Board, or other individuals selected by the Committee. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee shall give consideration to such factors deemed appropriate by the Committee.
ARTICLE VI
STOCK OPTIONS
6.1 General. The Committee shall have authority to grant Options under the Plan at any time or from time to time. An Option shall entitle the Participant to receive Common Stock upon exercise of such Option, subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including, without limitation, payment of the Exercise Price.
6.2 Grant. The grant of an Option shall occur as of the Grant Date determined by the Committee. Stock Options may be granted alone or in connection with other Awards. An Award of Options shall be evidenced by, and subject to the terms of, an Agreement. Only a person who is a common-law employee of the Company, any parent corporation of the Company, or a subsidiary (as such terms are defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Incentive Stock Option. To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.
6.3 Terms and Conditions. Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:
(1) Exercise Price. Except in the case of substitute awards granted pursuant to Section 12.10 of the Plan, the Exercise Price per share shall not be less than the Fair Market Value per share as of the Grant Date. If an Option intended to qualify as an Incentive Stock Option is granted to an individual who owns or who is deemed to own shares possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company, or any subsidiary of the Company (each as defined in Section 424 of the Code) (a “10% Owner”), the Exercise Price per share shall not be less than one hundred ten percent (110%) of such Fair Market Value per share.
(2) Option Period. The Option Period of each Option shall be fixed by the Committee, provided that no Option shall be exercisable more than ten (10) years after the date the Option is granted. In the case of an Incentive Stock Option granted to a 10% Owner, the Option Period shall not exceed five (5) years. No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the shareholders of the Company, whichever is earlier.
(3) Exercisability. Unless otherwise provided in an Award Agreement and subject to the provisions of Section 12.17, Options shall become exercisable at the rate of twenty percent (20%) of the total number of shares as of each anniversary of the Grant Date. In addition, the Committee may at any time accelerate the exercisability of all or part of any Option. If the Committee intends that an Option be able to qualify as an Incentive Stock Option, the Committee may, in its discretion, provide that the aggregate Fair Market Value (determined at the date of grant of the Option) of the Common Stock as to which such Incentive Stock Option held by a Participant which is exercisable for the first time during any calendar year (including all other incentive stock options held by the Participant issued under all plans of the Company and its Affiliates), shall not exceed $100,000.
(4) Method of Exercise. Subject to the provisions of this Article VI and the Agreement, a Participant may exercise Options, in whole or in part after they become exercisable, during the Option Period by giving written notice of exercise on a form provided by the Committee to the Company specifying the number of shares of Common Stock subject to the Option to be purchased or in such other manner as is prescribed by the Committee or its delegates. Such notice shall be accompanied by payment in full of the purchase price by cash or certified check or such other form of payment as the Company may accept. If permitted by the Committee, payment in full or in part may also be made by (i) withholding Common Stock otherwise issuable to the Participant upon exercise of the Option or by delivering Common Stock already owned by the Participant, in each case having a total Fair Market Value on the date of exercise equal to the Option Price; (ii) the delivery of cash by a broker-dealer as a “cashless” exercise, provided such method of payment may not be used by a director or executive officer of the Company to the extent it would violate the Sarbanes-Oxley Act of 2002; or (iii) any combination of the foregoing.
(5) Non-transferability of Options. Except as provided under the Plan or an Agreement, or as otherwise approved by the Committee, no Option shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s Representative.
6.4 Termination by Reason of Death. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to death or dies within three (3) months after a termination described in Section 6.7, any unexpired and unexercised Option held by such Participant shall thereafter be fully exercisable for a period of one (1) year immediately following the date of such death or until the expiration of the Option Period, whichever period is the shorter.
6.5 Termination by Reason of Disability. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to a Disability, any unexpired and unexercised Option held by such Participant shall thereafter be fully exercisable by the Participant for a period of one (1) year immediately following the date of such termination or until the expiration of the Option Period, whichever period is the shorter, and the Participant’s death at any time following such Termination of Employment due to Disability shall not affect the foregoing.
6.6 Termination for Cause. If the Participant incurs a Termination of Employment for Cause, the Option shall terminate immediately.
6.7 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, and subject to the provisions of Section 12.17, if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant (but is not due to death, Disability or termination for Cause) or is voluntary on the part of the Participant, any Option held by such Participant shall thereupon terminate, except that such Option, to the extent then exercisable, may be exercised for the lesser of the ninety (90) consecutive day period commencing with the date of such Termination of Employment or until the expiration of the Option Period, whichever period is the shorter. Unless otherwise provided in an Agreement, the death or Disability of a Participant after a Termination of Employment otherwise provided herein shall not extend the time permitted to exercise an Option.
ARTICLE VII
STOCK APPRECIATION RIGHTS
7.1 General. The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Stock Appreciation Rights may be awarded either alone or in addition to other Awards granted under the Plan. Subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefore in cash or Common Stock the amount described in Section 7.3(2).
7.2 Grant. The grant of a Stock Appreciation Right shall occur as of the Grant Date determined by the Committee Except in the case of substitute awards granted pursuant to Section 12.10 of the Plan, in no event shall the Exercise Price per share be less than the Fair Market Value per share as of the Grant Date. A Stock Appreciation Right entitles a Participant to receive cash or Common Stock as determined by the Committee and set forth in the Award Agreement in accordance with Section 7.3(2). An Award of Stock Appreciation Rights shall be evidenced by, and subject to the terms of an Agreement, which shall become effective upon execution by the Participant.
7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:
(1) Period and Exercise. The term of a Stock Appreciation Right shall be established by the Committee, provided that the term of a Stock Appreciation Right shall not exceed ten (10) years after the Grant Date. A Stock Appreciation Right shall be for such period and shall be exercisable at such times and to the extent provided in the Agreement. Subject to Section 10.1 and the terms set by the Committee, Stock Appreciation Rights shall be exercisable at the rate of one-third of the shares subject to the Award as of each anniversary of the Grant Date. In addition, the Committee may at any time accelerate the exercisability of all or part of any Stock Appreciation Right. Stock Appreciation Rights shall be exercised by the Participant’s giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the portion of the Stock Appreciation Right to be exercised or in such other manner as is prescribed by the Committee or its delegates.
(2) Amount. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or Common Stock equal in value to the excess of the Fair Market Value per share of Common Stock as of the date of exercise over the Exercise Price per share of Common Stock specified in the related Agreement, multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. For purposes of determining the number of shares of Common Stock to be delivered upon exercise of a Stock Appreciation Right to be paid in stock, the amount the

Participant is entitled to receive in accordance with the foregoing sentence shall be divided by the Fair Market Value per share of Common Stock as of the date of exercise of such Stock Appreciation Right.
(3) Non-transferability of Stock Appreciation Rights. Except as provided in the Plan or in an Agreement, no Stock Appreciation Rights shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or otherwise disposed of, other than by will or the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s Representative.
(4) Termination. A Stock Appreciation Right shall be forfeited or terminated at such time as an Option would be forfeited or terminated under the Plan, unless otherwise provided in an Agreement.
ARTICLE VIII
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
8.1 General. The Committee shall have authority to grant Restricted Stock and/or Restricted Stock Units under the Plan at any time or from time to time. The Committee shall determine the number of shares of Restricted Stock and/or the number of Restricted Stock Units to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement which shall become effective upon execution by the Participant.
8.2 Grant, Awards and Certificates. An Award of Restricted Stock or of Restricted Stock Units shall occur as of the Grant Date determined by the Committee and as provided in an Agreement. Restricted Stock and Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. Notwithstanding the limitations on issuance of Common Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate (or other representation of title) in respect of such Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share power, endorsed in blank, relating to the Common Stock covered by such Award.
8.3 Terms and Conditions. Restricted Stock and Restricted Stock Units shall be subject to such terms and conditions as shall be determined by the Committee, including the following:
(1) Limitations on Transferability. The issue prices for Restricted Stock and Restricted Stock Units shall be set by the Committee and may be zero. Subject to the provisions of the Plan and the Agreement, during a period set by the Committee, subject to the provisions of SEction 12.17 (and, in the case of Restricted Stock Units, until the date of delivery of Common Stock), commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, assign, margin, transfer, encumber, convey, gift, alienate, hypothecate, pledge or otherwise dispose of Restricted Stock or Restricted Stock Units.
(2) Rights. Except as provided in Section 8.3(1), the Participant shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends, except as limited by this Section 8.3(2). A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder but shall, to the extent provided in an Agreement, have the right to receive (with respect to such Restricted Stock Units) cash payments or dividend equivalent amounts (as provided in the Participant’s Restricted Stock Unit Agreement) equal in value to, and payable at the same time as, the cash dividends payable on a like number shares of Common Stock. Unless otherwise determined by the Committee, cash dividends on a Restricted Stock Award shall not be distributed prior to vesting of the Restricted Stock Award, but shall instead be accumulated and distributed as additional shares of Common Stock after vesting of the Restricted Stock Award, provided that payment shall be made no more than two and a half months after the end of the calendar year in which the Restricted Stock Award vests.
(3) Criteria. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award of Restricted Stock and waive the restrictions for all or any part of such Award of Restricted Stock.

(4) Forfeiture. Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment due to death or Disability during the Restriction Period, the restrictions shall lapse and the Participant shall be fully vested in the Restricted Stock or Restricted Stock Units. Except to the extent otherwise provided in the applicable Agreement and the Plan and subject to the provisions of Section 12.17, upon a Participant’s Termination of Employment for any reason during the Restriction Period other than a Termination of Employment due to death or Disability, all shares of Restricted Stock and Restricted Stock Units still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock and Restricted Stock Units.
(5) Delivery. If a share certificate is issued in respect of Restricted Stock, the certificate shall be registered in the name of the Participant but shall be held by the Company for the account of the Participant until the end of the Restricted Period. If and when the Restriction Period expires without a prior forfeiture of Restricted Stock or Restricted Stock Units subject to such Restriction Period, unlegended certificates (or other representation of title) for Common Stock shall be delivered to the Participant at the time and subject to the conditions provided in the Agreement governing such Award.
(6) Election. If so provided in the applicable Award Agreement, a Participant may elect to further defer receipt of the Restricted Stock or payment of Common Stock with respect to Restricted Stock Units for a specified period or until a specified event, subject to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must be made in compliance with the terms and conditions of Section 409A of the Code.
ARTICLE IX
PERFORMANCE UNITS
9.1 General. The Committee shall have authority to grant Performance Units under the Plan at any time or from time to time. A Performance Unit (“Performance Unit”) consists of the right to receive cash or Common Stock upon achievement of certain performance goals and may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall have complete discretion to determine the number of Performance Units granted to each Participant. Each Performance Unit Award shall be evidenced by, and be subject to the terms of, an Agreement which will become effective upon execution by the Participant. The time period during which a Performance Unit Award shall be earned shall be the “Performance Period,” and shall be at least one (1) fiscal year in length. Performance Units may be subject to performance goals which shall be established by the Committee.
9.2 Earning Performance Unit Awards. After the applicable Performance Period shall have ended, the Committee shall determine the extent to which the established performance goals have been achieved.
9.3 Termination of Employment Due to Death or Disability. In the event of a Termination of Employment due to death or Disability during a Performance Period, the Participant shall receive a pro rata share (based on the portion of the Performance Period during which the Participant was providing services to the Company or an Affiliate) of the Award (as determined following the completion of the Performance Period) earned with respect to the Participant’s Performance Units relating to such Performance Period. Unless otherwise determined by the Committee, in the event that a Participant’s employment terminates for any other reason, all Performance Units shall be forfeited by the Participant to the Company. Distribution of earned Performance Units on account of Termination of Employment due to death or Disability shall be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period.
9.4 Nontransferability. Unless otherwise provided in an Agreement, Performance Units may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution.
9.5 Election to Defer. If so provided in an Award Agreement, a Participant may elect to defer settlement of the Performance Units for a specified period or until a specified event, subject to the Committee’s approval, on such terms as are determined by the Committee, and subject to compliance with Section 409A of the Code.
9.6 Payment. Payment with respect to Performance Units shall be made in accordance with the related Agreement. Subject to Section 9.5, payment with respect to a Performance Unit shall be made no later than the fifteenth day of the third month after the last day of the applicable Performance Period.
ARTICLE X

CHANGE IN CONTROL PROVISIONS
10.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise provided in an Agreement, in the event of a Change in Control:
(1) Any Stock Options and Stock Appreciation Rights outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;
(2) The restrictions applicable to any Restricted Stock and Restricted Stock Unit Awards shall lapse. Such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant, and such Restricted Stock Units shall become free of all restrictions, fully vested, and payable in shares of cash or Common Stock as determined by the Committee; and
(3) Any performance goal or other condition with respect to any Performance Units shall be deemed to have been satisfied in full at the target level, and such Award shall be fully distributable.
10.2 Additional Discretion. In the event of a Change in Control, the Committee shall make a proportional adjustment of the terms of Awards granted hereunder in whatever manner as the Committee deems appropriate to equitably reflect the change (if any) in the value of the Common Stock due to the Change in Control. Notwithstanding anything herein or in an Agreement to the contrary, upon a Change in Control, the Committee shall have full discretion with respect to an outstanding Award to provide that the securities of another entity be substituted hereunder for the Common Stock and to make equitable adjustment with respect thereto.
10.3 Fundamental Change. In the event of a proposed (i) dissolution or liquidation of the Company, (ii) a sale of substantially all of the assets of the Company, (iii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or (iv) a statutory share exchange involving the capital stock of the Company (each, a “Fundamental Change”), the Committee may, but shall not be obligated to:
(1) with respect to a Fundamental Change that involves a merger, consolidation or statutory share exchange, make appropriate provision for the protection of each outstanding Stock Options and Stock Appreciation Rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the “parent corporation” (as defined in Section 424(e) of the Code from time to time, and any regulations promulgated thereunder, or any successor provision) of the Company or such surviving corporation, in lieu of the Stock Options, Stock Appreciation Rights and shares of Regis Stock, or
(2) with respect to any Fundamental Change, including, without limitation, a merger, consolidation or statutory share exchange, declare, prior to the occurrence of the Fundamental Change, and provide written notice to each holder of a Stock Option or Stock Appreciation Right of the declaration, that the Stock Option or Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change in exchange for payment to the holder of the Stock Option or Stock Appreciation Right, within 20 days after the Fundamental Change, of cash equal to (i) for each share of Regis Stock covered by the canceled Stock Option, the amount, if any, by which the Fair Market Value (as defined in this Section) per share exceeds the Exercise Price per share covered by such Stock Option and (ii) for each Stock Appreciation Right, the price determined pursuant to Section 7.3(2), except that Fair Market Value of the share of Regis Stock as of the date of exercise of the Stock Appreciation Right as used therein shall be deemed to mean the Fair Market Value of each share of Regis Stock with respect to which the Stock Appreciation Right is determined in the manner hereinafter referred to in this Section 10.3(2). At the time of the declaration provided for in the immediately preceding sentence, the Stock Option or Stock Appreciation Right shall immediately become exercisable in full and the holder of the Stock Option or Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Stock Option or Stock Appreciation Right, to exercise the Stock Option or Stock Appreciation Right as to all or any part of the shares of Regis Stock covered thereby or the Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 10.3(2), each Stock Option and Stock Appreciation Right, to the extent that it shall not have been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, each holder of a Stock Option or Stock Appreciation Right shall not be entitled to the payment provided for in this Section 10.3(2) if such Stock Option or Stock Appreciation Right shall have expired or been forfeited. For purposes of this Section 10.3(2) only, “Fair Market Value” per share of Regis Stock means cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per share of Regis Stock by the shareholders of the Company upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in this Agreement.

ARTICLE XI
PROVISIONS APPLICABLE TO SHARES ACQUIRED UNDER THIS PLAN
11.1 No Company Obligation. Except to the extent required by applicable securities laws, none of the Company, an Affiliate or the Committee shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with receipt, exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Common Stock issued or acquired in accordance with the provisions of the Plan.
ARTICLE XII
MISCELLANEOUS
12.1 Amendments and Termination; No Repricing. Unless earlier terminated by the Board, the Plan shall terminate on October 18, 2026. The Board may amend, alter, or discontinue the Plan at any time, but no termination, amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (a) made to cause the Plan to comply with applicable law, including without limitation an amendment to bring the Award into compliance with, or obtain an exemption from, the requirements of Code Section 409A; or (b) made to permit the Company or an Affiliate a tax deduction under applicable law. Subject to Section 12.18 of the Plan, the Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose. Notwithstanding the foregoing, any material amendments (as determined under the rules of the New York Stock Exchange, as amended from time to time or otherwise required by law) to the Plan shall require shareholder approval. Except as provided in Section 4.6, no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the Exercise Price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower Exercise Price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share Exercise Price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.
12.2 Unfunded Status of Plan. It is intended that the Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
12.3 Provisions Relating to Internal Revenue Code Section 162(m). It is the intent of the Company that certain Awards granted to persons who are Covered Employees within the meaning of Section 162(m) of the Code shall constitute “qualified performance-based compensation” satisfying the requirements of Code Section 162(m) (the “Performance-Based Exception”). Accordingly, the Plan shall be administered and the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m) with respect to such Awards. If any provision of the Plan or any Agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, the following provisions shall apply with respect to any Award intended to qualify for the Performance-Based Exception:
(1) Not later than the date required or permitted for “qualified performance-based compensation” under Code Section 162(m), the Committee shall determine the Participants who are Covered Employees who will receive Full Value Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation.
(2) During any three-consecutive calendar year period, the maximum number of shares of Common Stock for which Options and Stock Appreciation Rights, in the aggregate, may be granted to any Participant shall not exceed 800,000 shares. For Full Value Awards that are intended to qualify for the Performance-Based Exception, if such Awards are denominated in shares or share equivalents, no more than 800,000 shares may be subject to such Awards granted to any Participant during any three-consecutive calendar year period; if such Awards are dollar denominated, the maximum amount payable with respect to such Awards granted to any Participant during any three-consecutive calendar year period shall not exceed $2,000,000. If, after amounts have been earned with respect to Performance Unit Awards, the payment of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded for purposes of this limit.
(3) Performance Goals. Full Value Awards may be subject to performance goals which shall be measured in a specific Performance Period established by the Committee and which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit level, and on an absolute or relative basis compared to other companies or indexes or other external measures, as the Committee may determine: earnings per share (“EPS”); tax-adjusted EPS; pre-tax EPS; sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA growth; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance or improvements in the Company’s attainment of expense levels; and implementing or completion of critical projects. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: unusual or non-recurring items, as defined by GAAP; effects of changes in applicable tax laws or accounting principles; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. In the event applicable tax or other laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. The Committee has the right to adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.
(4) Earning Performance Awards. After the applicable Performance Period shall have ended, the Committee shall certify the extent to which the established performance goals have been achieved. Payment with respect to Full Value Awards for Covered Employees that are intended to qualify for the Performance-Based Exception shall be a direct function of the extent to which the Company’s performance goals have been achieved. Except to the extent otherwise provided in the applicable Award Agreement or the Plan, an Award intended to qualify for the Performance-Based Exception shall provide that in the event of the Participant’s Termination of Employment prior to the end of the Performance Period for any reason other than death or Disability, such Award will be payable only (a) if the applicable performance goals are achieved and (b) to the extent, if any, as the Committee shall determine.
(5) Other Section 162(m) Provisions. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which performance goals have been achieved with respect to any Full Value Award intended to qualify for the Performance-Based Exception. The Committee may not increase the amount of any Full Value Award payable to any Participant above the amount established in accordance with the relevant performance goals with respect to any Award intended to qualify for the Performance-Based Exception.
12.4 No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation or benefit arrangements for its employees.
12.5 Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including shares of Common Stock that are part of the Award that give rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may permit a Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the applicable minimum statutory amount required to be withheld if such limitation is necessary to avoid an adverse accounting impact, and otherwise not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of shares of Common Stock that would otherwise be delivered to the Participant pursuant to an Award, or by transferring to the Company shares of Common Stock already owned by the Participant, with the shares so withheld or transferred having a Fair Market Value as of the date the withholding is effected equal to the amount of taxes to be withheld.

12.6 Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of Minnesota (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant. The Board and the Committee shall administer the Plan, and shall exercise all authority and discretion under the Plan to satisfy the requirements of Code Section 409A.
12.7 Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Award to be transferred to the Participant.
12.8 Nontransferability; Beneficiaries. No Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution or pursuant to a beneficiary designation, and Awards shall be exercisable during the Participant’s lifetime only by the Participant (or by the Participant’s legal representatives in the event of the Participant’s incapacity). Each Participant may designate a Beneficiary to exercise any Option or Stock Appreciation Right or receive any Award held by the Participant at the time of the Participant’s death or to be assigned any other Award outstanding at the time of the Participant’s death. If a deceased Participant has named no Beneficiary, any Award held by the Participant at the time of death shall be transferred as provided in his or her will or by the laws of descent and distribution. Except in the case of the holder’s incapacity, only the holder may exercise an Option or Stock Appreciation Right. Notwithstanding the foregoing, the Board or the Committee may, in its discretion and subject to such limitations and conditions as the Board or the Committee deems appropriate, permit the transfer of an Award by a Participant without consideration to a Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse (including an ex-spouse incident to divorce), siblings, in-laws, or persons related by reason of legal adoption (collectively, the “Family Members”), or to a trust for the exclusive benefit of the Grantee’s Family Members or a partnership, corporation or limited liability the equity interests of which are owned by the Grantee and/or the Grantee’s Family Members.
12.09 No Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this Plan.
12.10 Awards in Substitution for Awards Granted by Other Corporations. Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the shares of the employing corporation, as the result of which it becomes an Affiliate under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
12.11 Foreign Alternatives. Notwithstanding the other provisions of the Plan, in the case of any Award to any Participant who is an employee of a foreign subsidiary or foreign branch of the Company or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Award shall not be represented by Common Stock or other securities but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if shares of Common Stock or other securities had been issued in the name of such Participant otherwise in accordance with the Plan (such rights being hereinafter called “Share Equivalents”). The Share Equivalents representing any such Award may subsequently, at the option of the Committee, be converted into cash or an equivalent number of shares of Common Stock or other securities under such circumstances and in such manner as the Committee may determine.
12.12 Delivery of Stock Certificates. To the extent the Company uses certificates to represent shares of Common Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Any reference in this Section 12.12 or elsewhere in the Plan or an Agreement to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Common Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

12.13 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.
12.14 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.
12.15 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.
12.16 Entire Agreement. This Plan and each Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and each Agreement, the terms and conditions of this Plan shall control.
12.17 Minimum Vesting and Performance Periods. Notwithstanding any other provision of this Plan, Awards that vest based solely on the satisfaction by the Participant of time-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date, and Awards whose grant or vesting is subject to the satisfaction of performance goals over a Performance Period shall be subject to a Performance Period of not less than one year. The foregoing minimum vesting and Performance Periods will not, however, apply in connection with: (i)  a Change in Control, (ii) a termination of employment or other service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, and (v) Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4.1.

12.18 Forfeiture and Compensation Recovery. The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of employment or other service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other performance goals were met; or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates. Awards and any compensation associated therewith may also be made subject to forfeiture or recovery by the Company pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

APPENDIX B

REGIS CORPORATION
AMENDED AND RESTATED
1991 CONTRIBUTORY STOCK PURCHASE PLAN
(AS AMENDED AND RESTATED OCTOBER 18, 2016)

Section 1
Purpose of the Plan

1.1 PURPOSE

The Regis Corporation Amended and Restated 1991 Contributory Stock Purchase Plan (the “Plan”) provides  eligible employees with an opportunity to purchase the common stock of Regis Corporation, a Minnesota corporation (the “Company”) (the “Common Stock”) and thereby to share in the Company’s future. The Plan provides that participating employees may purchase Common Stock through regular payroll deductions and that the Company will contribute a supplemental amount in aid of the purchase. The intent of the Plan is to establish a closer mutuality of interests between employees and the Company and to motivate participating employees to remain employed by, and to exert greater effort on behalf of, the Company. The Plan was originally effective on January 1, 1992, was amended to increase the amount that the Company could contribute to the Plan, effective as of May 3, 2005, was amended and restated to reflect changes in the Plan administration effective as of March 1, 2007, and was further amended and restated effective August 19, 2009 to increase the number of shares of Common Stock that may be purchased under the Plan and the amount that the Company could contribute to the Plan.  The effective date of this amendment and restatement is October 18, 2016, provided that the amendment and restatement is approved by the Company’s shareholders at the Company’s 2016 annual meeting of shareholders.

1.2 TERM OF PLAN

This Plan commenced on January 1, 1992, and shall terminate at the earliest of the following times, unless extended by the Company’s Board of Directors (“Board”):

(a) When the Company has contributed $14,000,000 (including broker’s commissions, transfer fees and similar expenses) to the Plan;

(b) When the 4,550,000 shares registered with the Securities and Exchange Commission for issuance under the Plan have been purchased;

(c) At any time after the giving of 30 days notice by the Company.

Section 2
Administration of the Plan

2.1 ADMINISTRATIVE COMMITTEE

An Administrative Committee (the “Committee”) of not less than three members selected from the Company’s Board of Directors shall oversee the Plan’s administration. The Chairman of the Board shall appoint the members of the Committee and may from time to time remove members from, add members to, or fill vacancies on the Committee. No Committee member is eligible to participate under the Plan while holding such office.

2.2 PLAN ADMINISTRATOR

The Committee shall appoint an officer or other employee or employees of the Company to serve as the Plan Administrator. The Plan Administrator shall be authorized to designate other employees of the Company to assist him or her in carrying out his or her responsibilities under the Plan. The Plan Administrator and his or her designees shall be responsible for the general administration of the Plan including establishment of operating procedures, enrollment deadlines and such other matters as the Committee deems necessary for the efficient and proper administration of the Plan.  In the absence of any such appointment, the Investment Benefits Department for the Company and its designees shall be responsible for the general administration of the Plan, subject to oversight by the Company’s Chief Human Resources Officer, and his or her designees shall serve as the Plan Administrator for the Plan.

2.3 ADMINISTRATIVE AGENT

The Plan Administrator shall appoint an Administrative Agent to perform the duties of the Administrative Agent set forth herein or as otherwise delegated.  The Plan Administrator shall have the authority to replace the Administrative Agent at any time.  The compensation and expense of the Administrative Agent, including any commissions, taxes and other expenses incurred in the purchase of Common Stock under the Plan shall be paid by the Company.

2.4  POWERS AND DUTIES

The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to effectuate the provisions of the Plan. The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. In making such determinations and interpretations, the Committee shall follow such rules as it may adopt or change from time to time, which shall be consistently applied so that all persons similarly situated are treated alike. All such interpretations and determinations by the Committee shall be final, conclusive and binding upon all persons.  The Committee may delegate its powers set forth herein, and in the absence of any formal designation or reservation of powers, the Committee’s powers and duties shall be vested in the Plan Administrator.

2.5 INDEMNIFICATION

In addition to such other rights of indemnification as they may have as officers or directors of the Company, the Committee members, the Plan Administrator and their designees (each an “Indemnitee”) shall be indemnified by the Company against the expenses, including attorney’s fees, judgments, fines and amounts paid in settlement (provided such settlement is approved by independent legal counsel selected by the Company), actually and reasonably incurred in connection with any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that liability is due to the gross negligence or willful misconduct of the Indemnitee; provided that within 20 days, or such longer period as determined by the Company, after service of any such action, suit or proceeding, the Indemnitee shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

2.6 LIABILITY

Neither the Administrative Agent, the Company, its directors, officers or employees, the Committee, the Members of the Committee, the Plan Administrator (including any delegees), any employee of the Administrative Agent, any broker executing orders pursuant to the Plan, nor any other person shall be liable, except as provided in the Securities Act of 1933, as amended, for anything done or omitted to be done by such person with respect to the price, time, quantity or other conditions and circumstances of the purchase or sale of stock or securities hereunder, or in any other connection under the Plan, unless such act or omission constitutes willful misconduct on such person’s part.

Section 3
Participation in the Plan

3.1 ELIGIBILITY

Subject to Section 3.3, all full and part time employees of the Company and of its presently existing subsidiaries and all future wholly-owned subsidiaries (collectively the “Subsidiaries” and each a “Subsidiary”) are eligible to participate in the Plan upon commencement of employment with the Company (the “Eligible Employees”).

3.2 CONTINUOUS SERVICE

An employee’s participation under the Plan shall automatically terminate if such employee fails to continue his or her employment status throughout the period of his or her participation.

3.3 LEGAL PROHIBITIONS

No employee shall be entitled to participate or to continue participation if, in the opinion of counsel for the Company, any applicable law of the United States or of any state, foreign country or other jurisdiction prohibit his or her participation in the Plan or render the Plan or its operation illegal, invalid, inoperative or unduly burdensome in its application to such employee.

To the extent the Company is unable to, or the Plan Administrator deems it infeasible to, obtain authority from any regulatory body having jurisdiction, which authority is deemed by counsel for the Company to be necessary to the lawful issuance and sale of Common Stock hereunder, the Company, the Committee, and the Plan Administrator shall be relieved of any liability with respect to the failure to issue or sell such Common Stock as to which such requisite authority shall not have been obtained.

Section 4
Participation in the Plan

4.1 ENROLLMENT PERIOD

Following the initial enrollment period established upon the commencement of the Plan, an Eligible Employee shall be permitted to enroll at any time.

4.2 APPLICATION FOR PARTICIPATION

An Eligible Employee may enroll to commence or recommence participation in the Plan through the procedure established by the Administrative Agent.  Once an Eligible Employee has enrolled, his or her participation will commence as soon as administratively feasible after his or her enrollment has been processed by the Administrative Agent (a “Participant”).  By enrolling to participate in the Plan, the Participant (and any person claiming benefits under the Plan through the Participant) shall (i) authorize contributions to the Plan through payroll deductions from the Participant’s Compensation (as defined in Section 4.4 below), (ii) authorize the Administrative Agent to establish a stock purchase plan account for the Participant for the purposes of managing the Participant’s participation in the Plan (the “Plan Account”); and (iii) be conclusively deemed to have accepted and have consented to the application to the Participant of the Plan’s provisions.

4.3 DATE OF PARTICIPATION

A Participant’s contributions to the Plan as described in Section 4.4 will begin in the first pay period that is administratively practicable after the Participant’s enrollment has been processed.  All applications to enroll are subject to the approval of the Committee and participation shall not be allowed unless the applicant is an Eligible Employee.  Once enrolled, participation shall remain effective throughout the term of this Plan unless earlier terminated as herein provided.

4.4 EMPLOYEE CONTRIBUTIONS

In any jurisdiction where payroll deductions are lawful, each Participant shall, through uniform payroll deductions, contribute during the term of the Plan the allowable amount authorized by such Participant (the “Participant Contributions”). Effective March 1, 2007 payroll deductions shall be a percentage of the participating employee’s Compensation (as defined below) for each payroll period as specified by the Participant according to procedures defined by the Investment Benefits Department for the Company. Payroll deductions for each payroll period shall not be less than 1% nor more than 10% of Compensation for such payroll period.  The Committee shall have the power to change these percentage limitations.

Prior to March 1, 2007, Eligible Employees were permitted to contribute either a fixed dollar amount or a percentage of compensation per payroll period. Any Participant who was, immediately prior to March 1, 2007, contributing a fixed dollar amount per payroll period to the Plan (a “Grandfathered Participant”) shall be permitted to continue to contribute the same fixed dollar amount through the first payroll period following March 1, 2007 in which such Grandfathered Participant is no longer participating in the Plan.  After a Grandfathered Participant’s participation terminates for any reason, they shall be permitted to reenroll in the Plan provided they are an Eligible Employee at such time, but they will no longer be able to contribute a fixed dollar amount to the Plan.

“Compensation” as used in this Plan means total cash compensation received by an Employee from the Company or a Subsidiary.  By way of illustration, and not in limitation, Compensation includes regular compensation such as salary, wages, overtime, and shall also include all bonuses (other than bonuses offered in connection with, and as an inducement for, the commencement of employment) and commissions (estimated as deemed necessary by the Plan Administrator), but excludes: relocation payments or reimbursements, expense reimbursements, tuition or other reimbursements, automobile allowances, housing allowances, cash payments in lieu of sick or vacation time benefits and income realized as a result of participation in any stock option, stock purchase, deferred compensation or similar plan of the Company or any Subsidiary.

4.5 CHANGES IN PAYROLL DEDUCTIONS

A Participant may change the percentage of his or her payroll deductions, according to the procedures defined by the Plan Administrator and the Administrative Agent, subject to the minimum and maximum increments set forth in Section 4.4. The change will be effective as soon as administratively practicable after the change request has been processed by the Administrative Agent.

4.6 COMPANY CONTRIBUTIONS

On the date Participant Contributions for a purchase period are provided to the Administrative Agent in accordance with Section 4.7, the Company shall contribute to the Administrative Agent an additional amount equal to 15 percent (15%) of the sum of the Participant Contributions and the contribution to be made by the Company (the “Company Contribution” and, together with the Participant Contributions, the “Contributions”).  Accordingly, the Company Contribution for a purchase period shall be equal to 17.65% of the Participant Contributions for that purchase period. The Committee shall have the power to modify the amount of the Company Contribution at any time. The Company will not, however, make any additional contributions towards Common Stock purchased for a Participant’s account as a result of cash dividends made by the Company.

In addition, the Company shall pay all administrative expenses of the Plan, including, without limitation, broker’s commissions, transfer fees, and similar costs. However, in no event shall the sum of the Company’s contributions and its payment of expenses, fees or similar payments under the Plan exceed $14,000,000 in the aggregate (including by way of example broker’s commissions, transfer fees, administrative costs and similar expenses).

If any Company Contribution would be inadequate to fully supplement the Participant Contributions for any purchase period because of the $14,000,000 limitation, the Company Contribution shall be prorated among all Participants making Participant Contributions in such purchase period. If a Participant Contribution is in excess of that which would be supplemented by the prorated Company contribution, the excess shall be refunded to the Participant or to the Participant’s Plan Account, without interest, as soon as practicable.

The Participants shall have no right, title or vested interest in the Company Contributions except as and when the same are expended and have resulted in the purchase of shares of Company Common Stock under the Plan.

4.7 AGENCY

In withholding or accepting funds as Participant Contributions hereunder, the Company and the Administrative Agent shall be acting as the agent of the Participant.  As soon as administratively feasible, but no later than the fifteenth day following the end of each purchase period, the Company shall pay the withheld Participant Contributions over to the Administrative Agent on behalf of each Participant.

4.8 TERMINATION OF PARTICIPATION

Each Participant may at any time voluntarily terminate his or her participation in the Plan by advising the Plan Administrator or the Administrative Agent according to the procedure prescribed by the Plan Administrator, or by the Administrative Agent as applicable.  A Participant’s election to terminate participation shall be effective as soon as administratively feasible following such time as the election has been processed by the Administrative Agent, or by the Plan Administrator, as applicable.

An employee’s participation in the Plan shall automatically terminate when the employee ceases to be employed by the Company and any of its Subsidiaries, whether by reason of retirement, termination of employment, death, or otherwise. Payroll deductions shall cease immediately or as soon as administratively feasible after the termination has been processed by the Plan Administrator. Except as otherwise required by law, the Committee shall determine whether an authorized leave of absence for military or governmental service shall constitute termination of employment for the purpose of this Plan, provided, however, that the procedure used to make such determination shall in all events be uniformly applied to all similarly situated persons.

At the discretion of the Company, purchases of Common Stock may be made  (but shall in no event be required) in accordance with Section 5.2 with the final payroll deductions that have been withheld but not yet applied to any such purchase period prior to the Participant’s termination (the “Final Participant Contribution”).   The purchase or non-purchase shall be dependent upon such factors as the timing of the termination and the transmittal of Participant Contributions to the Administrative Agent.  If any such final purchase is not made, the Final Participant Contribution shall be returned to the former Participant as soon as administratively feasible through either a direct refund of the funds to the former Participant, or through a deposit of the funds to the Participant’s Plan Account.

4.9 INADEQUATE CONTRIBUTIONS

If in any payroll period a Participant has no or insufficient pay, after other authorized deductions, to permit a Participant Contribution to the Plan in the percentage elected by such Participant, there shall be no deduction for that payroll period and the Company shall not make a Participant Contribution on behalf of that Participant for such period.  As such, Participant Contributions under the Plan will be automatically stopped for any Participant who goes on a leave of absence without pay, effective when the Participant ceases to be paid by the Company.  In the event that a Participant Contribution is inadvertently made on behalf of a Participant despite insufficient pay in a payroll period, and such inadvertent Participant Contribution is applied to the purchase of Common Stock on behalf of the Participant prior to the discovery of the error, the Participant shall owe the Company the amount that is equal to the excess of (1) the amount applied toward the purchase of Common Stock on behalf of the Participant (exclusive of the amount of the related Company Contribution and exclusive of the Company’s payment of fees or similar payments related to the purchase), and (2) the amount, if any, actually deducted from the Participant’s Compensation and applied toward the erroneous purchase (the “Shortfall”).  The Company shall have the right, subject to applicable federal, state or local law, regulation or similar limitation, to recover the Shortfall as soon as administratively feasible following the discovery of the error by any legal means available, including without limitation through a deduction of the amount of the Shortfall from any amount the Company owes such Participant, including amounts owed as wages or other compensation, fringe benefits, vacation pay or any other amounts owed by the Company to such Participant, or, if such remedy is unavailable, may request that the Participant directly pay the amount of the Shortfall to the Company.  The Committee shall have full discretion to determine whether and/or by what available remedy it will pursue recovery of a Shortfall, provided however that the procedure used to make such determination shall in all events be uniformly applied to all similarly-situated persons.

4.10 REFUND REQUESTS

A Participant may request a refund of the Participant Contributions that have been withheld from such Participant’s Compensation and that have not yet been applied toward the purchase of Common Stock on such Participant’s behalf.  Any such request must be directed to the Plan Administrator in the manner prescribed by the Plan Administrator.  The Plan Administrator shall have full discretion to determine whether any such request will be granted, provided that the procedure followed in determining whether to grant a refund request shall in all events be uniformly applied to all similarly situated persons.  Such procedure shall include such factors as the Plan Administrator deems relevant and may include by way of example the reason for the request and the number of times such participant has previously requested a refund of Participant Contributions under the Plan.  If a refund request is approved: (i) all of the Participant’s unapplied Participant Contributions will be returned to the Participant as soon as administratively feasible following such approval; (ii) the Participant’s participation in the Plan shall be automatically terminated; and (iii) no further Participant Contributions for the purchase of Common Stock will be made until such time as the former Participant resumes participation in the Plan.

4.11 PLAN TERMINATION

The Company may, in its sole discretion, terminate this Plan at any time upon 30 days notice. On the effective date of termination, this Plan and all further Participant contributions shall terminate and the credit balance in each Participant’s Plan Account shall be refunded, without interest, as soon as practicable.

Section 5
Purchase of Stock

5.1 ACCOUNT

The Administrative Agent shall cause a Plan Account to be maintained for each Participant. Each Plan Account shall be credited with all Common Stock purchased for such Participant with respect to a purchase period and with any cash dividends received by the Administrative Agent with respect to such stock. Each purchase period shall equal one calendar month, provided that the payroll periods during the months of August, September and October 2009 shall be covered by one purchase period that ends October 31, 2009.  The Administrative Agent shall cause a statement to be delivered to each active Participant (i.e., a Participant whose Plan Account has reflected activity in the last purchase period) reflecting the Plan Account of such Participant as of the end of each purchase period. Statements will be delivered quarterly to inactive Participants (i.e., those whose Plan Accounts have not had activity in the last purchase period). Statements shall be deemed to be correct unless the Administrative Agent is notified to the contrary within 30 days after it is mailed to a Participant. Delivery may be by electronic means.

The relationship between the Administrative Agent and each Participant shall be governed by a separate agreement of terms and conditions between them (a “Customer Agreement”). In electing to participate in the Plan, a Participant shall be deemed to have accepted the terms of the Customer Agreement.

5.2 PURCHASES

For each purchase period, the Administrative Agent shall cause all the proceeds received from Participant Contributions, the Company’s Contribution, and all cash dividends received by the Administrative Agent on the Company’s Common Stock held in Participant Plan Accounts as to which dividend reinvestment elections have been made in accordance with Section 5.4, to be applied to the open market purchase of Common Stock of the Company. Such open market purchase shall occur as soon as practicable on or following the last business day of each purchase period during which payroll deductions are made under the Plan.  Payroll deductions from the payroll periods in the immediately preceding purchase period (or where purchases are made on the last business day of the purchase period, for such purchase period) will be used toward the purchase of Common Stock.  The per share purchase price for Common Stock under the Plan for any purchase period shall be the average price at which the Administrative Agent purchases shares of the Company’s Common Stock on the open market (the “Purchase Price”). Within these guidelines, the exact amount, price and timing of the purchases of Common Stock under the Plan, and the policies with respect to the purchase and crediting of fractional shares of Common Stock under the Plan shall be in the sole discretion of the Administrative Agent.

5.3 ALLOCATION OF STOCK PURCHASED

As soon as practicable after completing the purchase of the Common Stock, the Administrative Agent shall credit each Participant’s Plan Account with the Participant’s pro rata portion of the shares of Common Stock purchased by the Administrative Agent. The Plan Account of each Participant shall be credited with that number of shares equal to: (1)(i) the sum of (A) the Participant’s Contributions applied by the Administrative Agent to the purchase of stock, (B) the related Company Contribution which supplemented that Participant’s Contributions, and (C) cash dividends to be reinvested, if any, (ii) divided by the Purchase Price. The stock purchased under this Plan may be purchased in the name of the Administrative Agent or its nominee or in the street name of a registered broker. Once the Common Stock is purchased and credited to a Participant’s Plan Account, the Participant shall beneficially own, regardless of the name or manner in which said stock is registered, that number of shares credited to such Participant’s Plan Account, and the Administrative Agent shall insure that the Participant enjoys all of the rights, privileges and powers provided by law to shareholders.

5.4 REINVESTMENT OF DIVIDENDS

Each Participant will be required to establish a default dividend policy for his or her Plan Account.  If a Participant elects to have cash dividends, if any, paid with respect to the Common Stock held in a Participant’s Plan Account automatically reinvested in Common Stock, the Administrative Agent shall arrange for the reinvestment of dividends on the open market and the Company shall pay any expenses associated with the reinvestment.  The Company will not, however, make the additional Company Contribution described in Section 4.6 toward the purchase of Common Stock for a Participant’s account as a result of the reinvestment of cash dividends made by the Company.

5.5 DISTRIBUTION OF ACCOUNT

The Administrative Agent shall retain the shares of Common Stock in the Participant’s Plan Account until the Participant requests a sale, transfer or delivery of such shares via his or her on-line account or through the Administrative Agent’s customer service phone line, or as otherwise provided by the Administrative Agent.

5.6 DESIGNATION OF BENEFICIARY.

Participants may file a written designation of a beneficiary who is to receive the Common Stock and cash, if any, from the Participant’s Plan Account in the event of such Participant’s death prior to delivery to such Participant of such Common Stock and cash.  Such designation of beneficiary may be changed by the Participant at any time by written notice or as otherwise prescribed by the Plan Administrator or the Administrative Agent as applicable.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver the Common Stock and/or cash to the Participant’s surviving legal spouse, or if none, to the Participant’s estate.

5.7 RIGHTS NOT TRANSFERABLE

Rights under the Plan are not assignable or transferable by a Participant other than by will or by the laws of descent and distribution and, during the Participant’s lifetime, are exercisable only by the Participant.

Section 6
Miscellaneous Provisions

6.1 GOVERNMENT REGULATION

This Plan and the obligation of the Administrative Agent, Plan Administrator, Committee or Company to purchase and deliver shares of stock under the Plan, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. Neither the Administrative Agent, the Plan Administrator, the Committee nor the Company shall be required to purchase or deliver any shares of Common Stock prior to the completion of any registration or other qualification of such shares under any state, federal or foreign law or under any rule or regulation of any government body which the Company, pursuant to the opinion of counsel for the Company, shall, in its sole discretion, determine to be necessary or advisable. In the event the Administrative Agent, the Committee or the Company does not purchase or deliver any shares for the above reasons, regardless of cause, they shall not be subject to any penalty or liability other than the refund of Participant Contributions, without interest. In the event the stock purchased or to be purchased under this Plan is not registered under the Securities Act of 1933, as amended, at the respective dates of purchase, delivery or when otherwise deemed appropriate, the Administrative Agent may suspend purchase, delivery or other action until such registration or listing is effective.

6.2 COMPANY RIGHTS

The Company’s rights and powers shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

6.3 AMENDMENT OF THE PLAN

The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that the Company shall obtain shareholder approval of an amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule.

6.4 NO RIGHT TO CONTINUED EMPLOYMENT

Nothing contained in this Plan shall be deemed to affect in any way any right of the Company or the subsidiary by which such Participant is employed to terminate the Participant’s employment or otherwise dismiss, discharge or discipline the Participant at any time for any reason and without penalty or liability to the Company or the employing subsidiary, and said rights and powers are specifically reserved.

6.5 GOVERNING LAW

All questions relating to the validity, construction, interpretation, and enforcement of this Plan and any rules promulgated hereunder shall be governed by the laws of the State of Minnesota.

6.6 SEVERABILITY

If any term, provision or condition of this Plan is finally adjudged to be unlawful or unenforceable, the same shall be deemed stricken herefrom and the remainder of this Plan shall be and remain in full force and effect.

6.7 DATE OF ADOPTION

Pursuant to resolution, this Plan was duly adopted by the Company’s Board of Directors on July 29, 1991 and commenced on January 1, 1992.

6.8 AGREEMENT TO BIND HEIRS

This Plan shall be binding on the heirs, executors, administrators, successors and assigns of any and all parties designated herein.

6.9 WITHHOLDING TAXES

Company Contributions under this Plan on behalf of any Participant shall be regarded as additional compensation paid to such Participant on the date the contributions are made, and any withholding taxes payable to any jurisdiction with respect thereto shall be withheld from the Participant’s compensation.  Each Participant shall make provision satisfactory to the Plan Administrator for payment of any taxes required by law to be withheld in respect of the purchase or disposition of Common Stock. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

6.10 QUALIFICATION

The Plan is not intended to qualify either as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1954, as amended, or as a plan of deferred compensation under Sections 401 through 407 of said Code.